UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PROOFPOINT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2019

Dear Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Proofpoint, Inc. The meeting will be held as a virtual meeting on Thursday, June 6, 2019, at 11:00 a.m. (Pacific Time) via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/PFPT2019 .

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by telephone, internet, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares.

If you attend the Annual Meeting via the live webcast, you will be able to vote and submit questions during the meeting by using the control number located on your proxy card.

We appreciate your continued support of Proofpoint.

Sincerely,

Gary Steele Chief Executive Officer and Chairman

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2019, THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

www.proxyvote.com

PROOFPOINT, INC.

892 Ross Drive

Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of Proofpoint, Inc. will be held as a virtual meeting on Thursday, June 6, 2019, at 11:00 a.m. (Pacific Time) via live interactive webcast at www.virtualshareholdermeeting.com/PFPT2019.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.To elect three Class I directors of Proofpoint, Inc. to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal.

2.To amend and restate our 2012 Equity Incentive Plan to increase the number of shares of stock authorized for issuance thereunder and to make certain other changes to the plan.

3.To approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers as disclosed in this proxy statement (“say-on-pay”).

4.To recommend, on a non-binding advisory basis, whether the future say-on-pay advisory votes on compensation paid by us to our named executive officers should be held every one, two or three years.

5.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 8, 2019 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Your vote as a Proofpoint, Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, you may contact the Proofpoint Investor Relations Department through our website at https://investors.proofpoint.com/investors/resources/contact-investor-relations/default.aspx or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284.

By Order of the Board of Directors,

Gary Steele
Chief Executive Officer and Chairman

Sunnyvale, California

April 17, 2019

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE DURING THE LIVE WEBCAST. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

PROOFPOINT, INC.

PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

PROOFPOINT, INC.

892 Ross Drive

Sunnyvale, CA 94089

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

April 17, 2019

Information About Availability of Materials, Solicitation and Voting

The accompanying proxy is solicited on behalf of Proofpoint, Inc.’s (“Proofpoint”) board of directors for use at Proofpoint’s 2019 Annual Meeting of Stockholders (the “meeting”) to be held as a virtual meeting on Thursday, June 6, 2019, at 11:00 a.m. (Pacific Time) via live interactive webcast on the internet at www.virtualshareholdermeeting.com/PFPT2019, and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials (Notice) being distributed and our proxy statement and form of proxy are made available on the internet on or about April 17, 2019. The proxy materials include our proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2018 (Annual Report), and the proxy card or a voting instruction card for the Annual Meeting.

In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of  April 8, 2019, which is the record date.

The Notice and proxy card or voting instruction card will contain instructions on how to view the proxy materials on the internet, vote your shares on the internet, and request electronic delivery of future proxy materials. An electronic copy of this proxy statement and Annual Report are available at www.proxyvote.com .

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will respond to questions from stockholders.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 8, 2019, the record date, will be entitled to vote at the meeting. At the close of business on April 8, 2019, we had 55,634,659 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 8, 2019, the record date. You may vote all shares owned by you as of April 8, 2019, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On April 8, 2019, we had 55,634,659 shares of common stock issued and outstanding.

Stockholder of Record: Shares Registered in Your Name.     If on April 8, 2019, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card on a timely basis as described below.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee.     If on April 8, 2019, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

To be elected to the board of directors, a nominee must receive a majority of the votes cast in an uncontested election. That is, the number of shares voted “for” a nominee exceeds the number of shares voted “against” such nominee. Abstentions and broker non-votes are not counted as votes cast with respect to a nominee and will have no effect on the outcome of the election of directors. You may vote “for” or “against” on each of the nominees for election as a director.

The advisory vote on named executive officer compensation described in Proposal No. 3 is referred to as a “say-on-pay” vote.

The frequency of the future advisory votes on named executive officer compensation, commonly referred to as “say-on-pay” votes, receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by the stockholders in an advisory manner. For this purpose, abstentions and broker non-votes are not counted as votes cast “for” any of a one, two or three year frequency.

For each other item, the affirmative vote by holders of a majority of the votes cast is required for approval or to be considered the recommendation of the stockholders, as applicable.

Abstentions (shares present at the meeting and voted “abstain”) are not counted as votes “for” or “against” a particular proposal and have no effect on the outcome of the matters voted upon, although the shares represented by such instruction will be counted for purposes of determining whether there is a quorum present. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only the proposal regarding the ratification of the appointment of PricewaterhouseCoopers LLP is considered a routine matter. The other proposals presented at the Annual Meeting are non-routine matters. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR the Class I directors named in this proxy statement (Proposal 1),  FOR the approval of an amendment to our 2012 Equity Incentive Plan to increase the number of shares of stock authorized for issuance thereunder and to make certain other changes to the Plan (Proposal 2), FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal 3), FOR an annual frequency of the non-binding advisory vote on future say-on-pay advisory votes to approve our named executive officer compensation (Proposal 4) and  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 5).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote at the meeting—follow the instructions at www.virtualshareholdermeeting.com/PFPT2019 (have your proxy in hand when you visit the website);
•

vote via the internet—go to www.proxyvote.com up until 11:59 pm Eastern Time the day before the meeting date. Have your proxy card in hand when accessing the website and follow the instructions to obtain your records and create an electronic voting instruction form.

•	vote via telephone—in order to do so, please follow the instructions shown on your proxy card; or
•	vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or mail must be received by 11:59 p.m., Eastern Time, on June 5, 2019. Submitting your proxy, whether by internet, telephone, or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” or “AGAINST” each nominee to the board of directors, or you may withhold your vote from such nominee. A nominee must receive a majority of the votes cast to be elected to the board of directors. The non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers will provide you with the opportunity to choose among four options with respect to this proposal. You may vote for holding the non-binding advisory vote to approve the compensation of our named executive officers every “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or vote for “ABSTAIN.” The frequency receiving the greatest number of votes cast by stockholders will be deemed to be the preferred frequency option of our stockholders. For any other matter to be voted on, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

If a stockholder attends the meeting and votes his, her or its shares during the meeting via the voting instructions described at www.virtualshareholdermeeting.com/PFPT2019 , then any previous votes that were submitted by such stockholder, whether by telephone or internet or mail, will be superseded by the vote that such stockholder casts during the meeting. Further, if the shares are held of record by a broker and a stockholder wishes to vote at the meeting, he, she or it must obtain a proxy issued in his, her or its name from the record holder in accordance with the materials and instructions for voting provided by his, her or its broker.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or at the meeting. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card on a timely basis as described above to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Proofpoint. Proofpoint has retained D.F. King & Co., Inc. to assist in soliciting proxies at a fee of $15,000, plus costs and expenses. Proofpoint and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, and employees of D.F. King & Co., Inc. may solicit proxies personally or in writing, by telephone, email, or otherwise. Proofpoint will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Proofpoint, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the internet, you are responsible for any internet access charges you may incur.

Revocability of Proxies

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Proofpoint (by any means, including facsimile) a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or internet; or
•	attending and voting at the meeting (following the instructions at www.virtualshareholdermeeting.com/PFPT2019 ) (note that attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Attending the Meeting

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/PFPT2019. To participate in the Annual Meeting online, you will need the control number included on your proxy card. The Annual Meeting webcast will begin promptly at 11:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:55 a.m. Pacific Time.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD; CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Proofpoint is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available on the Investor section of our website, which is located at http://investors.proofpoint.com, by clicking on “Corporate Governance Guidelines,” under “Corporate Governance.” The Corporate Governance Guidelines are reviewed periodically by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to the board of directors with respect thereto as the nominating and corporate governance committee deems appropriate.  Historically, we have maintained a corporate governance structure where the chairman of the board and the chief executive officer have been separate offices held by separate individuals, with our founder, Eric Hahn, serving as chairman of the board. Upon the resignation of our former chairman of the board in July 2018, our board of directors, on recommendation of the nominating and corporate governance committee, combined the roles of the chairman and chief executive officer and appointed our chief executive officer Gary Steele to serve as chairman of the board. Our board of directors determined that Mr. Steele’s thorough knowledge of our business, strategy, people, operations, competition and financial position, coupled with his leadership and vision made him well positioned to chair board meetings and bring key business and stakeholder issues to the board’s attention. Our Corporate Governance Guidelines provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” Dana Evan, an independent director, was appointed to serve as our lead independent director in July 2018. Under the terms of our Corporate Governance Guidelines, the lead independent director has broad responsibility and authority, including: presiding at executive sessions; serving as a liaison between the chairman and the independent directors, being available, under appropriate circumstances, for consultation and direct communication with stockholders; and facilitating communication between the independent directors and management. Each of the directors other than Mr. Steele are independent, and our board believes that the independent directors provide effective oversight of management.  While we believe that the combination of the chairman and chief executive officer roles is in our best interests in our current circumstances, our board of directors has the flexibility to modify the leadership structure in the future if it determines that to be appropriate.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. In particular, in 2017 we formed a risk committee charged with assisting the board in fulfilling its oversight responsibilities with respect to management’s identification and evaluation of the company’s cybersecurity, and other principal operational, and business risks, as well as the company’s risk management framework and its guidelines, policies and processes for monitoring and mitigating these risks. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies.

Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The compensation committee reviews risks and exposures associated with compensation programs and arrangements, including incentive plans for our executive officers as well as all other employees, including to evaluate whether such policies create risks that are reasonably likely to have a material adverse effect on the company. The nominating and corporate governance committee, together with the audit committee, reviews our major legal compliance risk exposures and monitors the steps management has taken to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.

Independence of Directors

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the NASDAQ Stock Market. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that the following members of our board of directors are currently independent as determined under the rules of the NASDAQ Stock Market:

Dana Evan	R. Scott Herren
Jonathan Feiber	Michael Johnson
Kevin Harvey	Richard Wallace
Kristen Gil

All members of our audit committee, compensation committee, risk committee and nominating and corporate governance committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Proofpoint or any of its subsidiaries other than their directors’ compensation. No member of the audit committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Proofpoint or any of its subsidiaries. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, mergers and acquisitions committee, risk committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for the audit committee, the compensation committee, and the nominating and corporate governance committee are available, without charge, upon request in writing to Proofpoint, Inc., 892 Ross Drive, Sunnyvale, California 94089, Attn: General Counsel or by clicking on “Corporate Governance” in the Investor section of our website, http://investors.proofpoint.com. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is currently comprised of Mr. Herren, who is the chair of the audit committee, Ms. Evan, and Ms. Gil. The composition of our audit committee meets the requirements for independence under current NASDAQ Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate as required by current NASDAQ Stock Market listing standards. In addition, our board of directors has determined that both Mr. Herren and Ms. Evan are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helps to ensure the independence and performance of and oversees our company’s relationship with the independent registered public accounting firm;
•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviews our policies on risk assessment and risk management;
•	reviews related party transactions;
•	reviews the adequacy and effectiveness of our internal control policies and procedures and reviews our critical accounting policies;
•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues;

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and

•	reviews our annual, quarterly and periodic reports related to financial matters to be filed with the SEC.

Compensation Committee

Our compensation committee is comprised of Mr. Feiber, who is the chair of the compensation committee, Ms. Evan and Mr. Wallace. The composition of our compensation committee meets the requirements for independence under current NASDAQ Stock Market and SEC rules and regulations. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;
•	administers our stock and equity incentive plans;
•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and
•	establishes and reviews general strategies relating to compensation and benefits of our employees.

The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to our board of directors regarding the compensation of non-employee directors and the chief executive officer. The compensation committee may take into account the recommendations of the chief executive officer with respect to compensation of the other executive officers.

Nominating and Corporate Governance Committee

Our nominating and governance committee is comprised of Ms. Evan, who is the chair of the nominating and governance committee, and Mr. Harvey. The composition of our nominating and governance committee meets the requirements for independence under current NASDAQ Stock Market and SEC rules and regulations. Our nominating and governance committee, among other things:

•	identifies, evaluates and makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•	evaluates the performance of our board of directors and of individual directors;
•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	reviews proposed waivers of our code of conduct;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices and reporting; and
•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Mergers and Acquisitions Committee

Our mergers and acquisitions committee is comprised of Ms. Evan, Mr. Feiber and Mr. Harvey. Our mergers and acquisitions committee, among other things:

•	reviews acquisition strategies with management and investigates acquisition candidates on behalf of the company;
•	recommends acquisition strategies and candidates to our board of directors, as appropriate;
•	authorizes and approves the negotiation of proposed acquisitions by the company within pre-approved threshold values; and
•	develops and makes recommendations to the board of directors regarding guidelines for mergers and acquisitions.

Risk Committee

Our risk committee is comprised of Mr. Johnson, who is the chair of the risk committee, Mr. Herren and Mr. Feiber. Our risk committee, among other things:

•	reviews or discusses, as and when appropriate, with management the company’s risk governance framework;
•

oversees our risk management policies and procedures dealing with risk identification and risk assessment regarding the principal operational, business risks facing the company, whether internal or external in nature; and review and approves material changes to such policies;

•	periodically reviews the major risk exposures of the company and the steps management has taken to monitor and control such exposures; and
•

reviews risks related to information security and data protection, the steps taken by management to reduce the likelihood of security or data breaches, and the company’s compliance with applicable information security and data protection laws and industry standards.

The risk committee’s role is advisory to the board with respect to the above matters, and the board as a whole does not delegate any power or authority of the board as a whole to the risk committee with respect to them. The board of directors also retains oversight responsibility over our key strategic and reputational risks, and oversight responsibility for certain other risks have been assigned to the audit committee, the compensation committee and nominating and corporate governance committee as described above.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2018 were Mr. Feiber, Ms. Evan and Mr. Wallace. None of the members of our compensation committee in 2018 has at any time been our officer or employee, and none had or have any relationships with Proofpoint that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of our board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2018.

Board and Committee Meetings and Attendance

During 2018 and including telephonic meetings, the board of directors met eight (8) times, the audit committee met eight (8) times, the compensation committee met seven (7) times, the risk committee met four (4) times, and the nominating and corporate governance committee met informally a number of times resulting in one (1) action by unanimous written consent. Because the board of directors chose to consider all mergers and acquisitions activity in 2018 as a group, the merger and acquisitions committee did not meet in 2018. The board of directors acted by unanimous written consent eight (8) times and the compensation committee acted by unanimous written consent sixteen (16) times. None of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which such director served (during the period which such director served).

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. At our 2018 Annual Meeting of Stockholders, our former chairman, Mr. Hahn, and Mr. Steele, attended the meeting.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our lead independent director, currently Ms. Evan, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director) may do so by sending letters addressed to the attention of our Corporate Secretary or by sending emails to the board of directors through our website at https://investors.proofpoint.com/investors/governance/contact-the-board/default.aspx.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:

Proofpoint, Inc.

c/o Corporate Secretary

892 Ross Drive

Sunnyvale, California 94089.

Business Conduct Guidelines

We have adopted business conduct guidelines that apply to all of our board members, officers and employees. Our Business Conduct Guidelines are posted on the Investor section of our website located at http://investors.proofpoint.com by clicking on “Corporate Governance.” Any amendments or waivers of our

Business Conduct Guidelines pertaining to a member of our board of directors or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NASDAQ listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither the board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. We feel our board membership is diverse, including two women and a wide variety of business backgrounds. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class I will stand for election at this meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders held in 2020 and 2021, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that the Class I nominees named below, who are currently serving as directors in Class I, be elected as Class I directors for a three-year term expiring at the 2022 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Our bylaws provide for a majority of votes cast standard for the election of directors in an uncontested election. The majority of votes cast standard for purposes of the election of director nominees means that in order for a director to be elected, the number of votes cast FOR a director’s election must exceed the number of votes cast AGAINST that director’s election. Our Corporate Governance Guidelines require that any director who, in an uncontested election, receives a greater number of AGAINST votes than FOR votes must promptly tender his or her resignation to the board of directors, subject to its acceptance.

Shares represented by proxies will be voted “FOR” the election of the nominee named below, unless the proxy is marked as to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. The nominee has consented to being named in this proxy statement and to serve if elected.

Nominees to the Board of Directors

The nominees, and their ages, occupation and length of board service as of April 17, 2019, are provided in the table below. Additional biographical description of the nominee is set forth in the text below the table. The description includes the primary individual experience, qualifications, qualities and skills of the nominee that led to the conclusion that the director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Michael Johnson (1)	51	Senior Vice President and Chief Information Security Officer, Capital One Financial Corporation	2017
R. Scott Herren (1) (2)	57	Chief Financial Officer, Autodesk, Inc.	2016
Richard Wallace (3)	59	Chief Executive Officer, KLA Corporation	2017

(1)	Member of the risk committee
(2)	Member of the audit committee
(3)	Member of the compensation committee

Michael Johnson has served as a director since July 2017. Mr. Johnson has served as Senior Vice President and Chief Information Security Officer of Capital One Financial Corporation, a financial holding company where he leads and manages cyber, cyber risk management, information security, cybersecurity operations, and security technology innovation since March 2017. Prior to joining Capital One, Mr. Johnson served as Chief Information Officer for the U.S. Department of Energy from March 2015 to December 2016. Previously, Mr. Johnson served in key cyber-focused executive roles in the U.S. Government, including at the Office of the Director of National Intelligence, the Department of Homeland Security, and the White House Executive Office of the President, where he served as Assistant Director for intelligence programs and national security systems from July 2013 to March 2015. Mr. Johnson also serves on the board of a privately held company. Mr. Johnson holds a B.S. in computer engineering and an M.S. in computer science from the University of California, San Diego. The board of directors determined that Mr. Johnson should serve as a director based on his extensive experience in cybersecurity, cyber risk management, and security technology innovation as well as his leadership roles with the United States government.

R. Scott Herren has served as a director since July 2016. Mr. Herren has served as the Senior Vice President and Chief Financial Officer of Autodesk, Inc., a leading provider of cloud-based design and engineering software, since November 2014. Prior to joining Autodesk, Mr. Herren served as Senior Vice President, Finance at Citrix Systems, a software and cloud computing company, from September 2011 to October 2014, and in a variety of other leadership roles since joining Citrix in March 2000, including Vice President and Managing Director for EMEA and Vice President and General Manager of the company’s virtualization systems group. Before joining Citrix, Mr. Herren spent 16 years in senior strategy and financial positions at FedEx and IBM. Mr. Herren holds a Bachelor of Science in Industrial Engineering from Georgia Institute of Technology and a M.B.A. from Columbia University. The board of directors determined that Mr. Herren should serve as a director based on his broad experience in operations, international business, accounting, financial management and investor relations at publicly held enterprise software companies.

Richard Wallace has served as a director since May 2017. Mr. Wallace has served as Chief Executive Officer and President and as a member of the board of directors of KLA Corporation, a leading provider of process control and yield management solutions, since January 2006. Mr. Wallace began as an applications engineer at KLA Instruments in 1988, and has held various general management positions throughout his thirty-one year tenure with the company. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Wallace has served on the board of directors for NetApp, Inc., a data management solutions company, since April 2011. Mr. Wallace holds a B.S. in electrical engineering from the University of Michigan and a M.S. in engineering management from Santa Clara University. The board of directors determined that Mr. Wallace brings exceptional technology leadership to the board that will further enhance Proofpoint’s ongoing ability to scale its business to drive long-term sustained growth and profitability.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of April 17, 2019, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class II Directors:
Jonathan Feiber (1)(3)(4)	62	General Partner at Mohr Davidow Ventures	2002
Kevin Harvey (4)(5)	54	Founder and General Partner of Benchmark Capital	2002
Class III Directors:
Dana Evan (2)(3)(4)(5)	59	Venture Partner at Icon Ventures	2008
Kristen Gil (2)	47	Vice President, Business Operations & Strategy, Google Inc.	2017
Gary Steele	56	Chief Executive Officer and Chairman of Proofpoint, Inc.	2002

(1)	Member of the risk committee
(2)	Member of the audit committee
(3)	Member of the compensation committee
(4)	Member of the mergers and acquisitions committee
(5)	Member of the nominating and governance committee

Jonathan Feiber has served as a director since July 2002. Mr. Feiber is a general partner at Mohr Davidow Ventures, a venture capital firm, which he joined in 1992. As a general partner at Mohr Davidow Ventures, Mr. Feiber serves on the board of directors of a number of privately held companies. Prior to joining Mohr Davidow Ventures, Mr. Feiber worked in various managerial positions at Sun Microsystems, a computer software and information technology company. Mr. Feiber holds a B.A. from the University of Colorado in distributed studies across computer science, math and astrophysics. The board of directors determined that Mr. Feiber should serve as a director based on his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of other technology companies, and his significant management, software engineering and product development experience.

Kevin Harvey has served as a director since December 2002. Mr. Harvey is a founder and general partner of Benchmark Capital, which he joined in 1995. Before founding Benchmark, Mr. Harvey was founder, president and Chief Executive Officer of Approach Software Corp., a server database company. Before founding Approach Software, Mr. Harvey founded Styleware, Inc., a software company. Mr. Harvey currently serves on the board of directors of Upwork, Inc. Mr. Harvey holds a B.S. in engineering from Rice University. The board of directors determined that Mr. Harvey should serve as a director based on his significant experience investing in and serving on the boards of directors of other technology companies, and his management and leadership experience as a former founder and executive of multiple startup technology companies.

Dana Evan has served as a director since June 2008 and has been our lead independent director since July 2018. Ms. Evan is a venture partner at Icon Ventures and has invested in and served on the boards of directors of companies in the internet, technology and media sectors since July 2007. From May 1996 until July 2007, Ms. Evan served as Chief Financial Officer of VeriSign, Inc., a provider of intelligent infrastructure services for the internet and telecommunications networks. Ms. Evan currently serves on the boards of directors of Box, Inc., Farfetch Ltd., Survey Monkey Inc., Domo, Inc. and a privately held company. Ms. Evan also served on the board of Criteo S.A. from March 2013 until July 2017 and Fusion-IO from February 2011 until July 2014. Ms. Evan previously served on the board of directors of Everyday Health, Inc. until it was acquired by Ziff Davis in December 2016 and on the board of directors of Omniture, Inc. until it was acquired by Adobe Systems Incorporated in October 2009. Ms. Evan holds a B.S. in commerce from Santa Clara University and is a certified public accountant (inactive). The board of directors determined that Ms. Evan possesses specific attributes that qualify her to serve as a member of our board of directors, including broad expertise in operations, strategy, accounting, financial management and investor relations at both publicly and privately held technology, media and internet companies. On April 4, 2019 it was announced that Ms. Evan had been selected as the Director of the Year by the National Association of Corporate Directors (NACD).

Kristen Gil has served as a director since October 2017. Ms. Gil is the Business Finance Officer for Google’s Search, Maps, and Research & Machine Intelligence product areas and leads the Business Operations and Strategy team at Google Inc., an internet technology company, where she has worked since November 2007. In addition, for several years Ms. Gil led the Women@Google group, a global network of thousands of Google employees committed to connecting, developing and retaining female talent. Before Google, Ms. Gil served as general manager of a division for Marketron International, Inc. a provider of revenue management and audience engagement software for media companies. She was also previously a management consultant with McKinsey & Company, a global consulting firm where she worked across many industries including technology, financial services, and manufacturing. Ms. Gil holds an M.B.A. from Harvard Business School and a B.S. in industrial engineering & operations research from Cornell University. The board of directors determined that Ms. Gil should serve as a director based on her operational and strategic experience that will contribute to Proofpoint’s long term scale.

Gary Steele has served as a director and as our Chief Executive Officer since 2002, and out Chairman since 2018. Mr. Steele currently serves on the board of directors of Vonage Holding Corp., and Upwork Inc., as well as on the board of two privately held companies. Prior to joining our company, Mr. Steele served from June 1997 to July 2002 as the Chief Executive Officer of Portera Systems Inc., a software company. Before Portera, Mr. Steele served as the vice president and general manager of the Middleware and Data Warehousing Product Group at Sybase, Inc., an enterprise and mobile software company. Mr. Steele’s prior experience includes business development, marketing, and engineering roles at Sun Microsystems, Inc. and Hewlett-Packard Company, computer, computer software and information technology companies. He holds a B.S. degree in computer science from Washington State University. The board of directors determined that Mr. Steele should serve as a director based on his position as our Chief Executive Officer and his understanding of the internet security industry.

There are no familial relationships among our directors and officers.

Director Compensation

The following table provides information for the fiscal year ended December 31, 2018, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2018. Our chief executive officer, Gary Steele, who serves as chairman of the board, does not receive any additional compensation for his service on the board.

Director Compensation— 2018

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Total
Dana Evan	$64,500	$211,246	$275,746
Jonathan Feiber (4)	$—	$265,592	$265,592
Kristen Gil (4)	$—	$255,574	$255,574
Eric Hahn (5)	$17,875	$—	$17,875
Kevin Harvey (4)	$—	$248,937	$248,937
R. Scott Herren	$59,500	$211,246	$270,746
Michael Johnson	$47,000	$211,246	$258,246
Richard Wallace (4)	$—	$250,315	$250,315

(1)	Consists of annual cash retainer fees for board and committee membership, as described below in the section entitled “Annual and Meeting Fees.”
(2)

Consists of Restricted Stock Units (RSUs). The amounts shown in this column include annual equity grant of RSUs equivalent to $200,000, as determined based on the closing price of our common stock on the date of the annual meeting.

(3)

Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted during the fiscal year. There can be no assurance that this grant date fair value will ever be realized by the non-employee director. For information regarding the number of stock options and RSUs held by each non-employee director as of December 31, 2018, see the table “Director Stock Options and Awards Outstanding” below. A description of the grants appears below in the section entitled “Equity Awards.”

(4)	Messrs. Feiber, Harvey and Wallace, and Ms. Gil elected to receive their annual cash fees in the form of RSUs for 2018.
(5)	Mr. Hahn resigned from our board of directors effective July 9, 2018.

Our non-employee directors held the following number of stock options and RSUs as of December 31, 2018.

Director Stock Options and Awards Outstanding

Name of Director	Outstanding Stock Awards (#)	Shares subject to Outstanding Options (#)
Dana Evan	1,687	16,000
Jonathan Feiber	1,795	35,948
Kristen Gil	1,775	—
Kevin Harvey	1,762	32,748
R. Scott Herren	5,853	—
Michael Johnson	1,687	—
Richard Wallace	1,765	—

Annual and Meeting Fees.     On April 21, 2017, the Compensation Committee reviewed and approved the following compensation for our non-employee directors. In October of 2017, the Compensation Committee further reviewed the compensation commensurate with the formation of the Risk Committee. Our non-employee directors, other than those who are prohibited from receiving director compensation pursuant to the policies of their affiliated funds and other than those who elected to receive their annual board service fees in the form of RSUs, were compensated as follows:

•	$32,000 annual cash retainer;
•	$20,000 for the chair of our audit committee and $10,000 for each of its other members;
•	$12,000 for the chair of our compensation committee and $5,000 for each of its other members;
•	$7,500 for the chair of our nominating and corporate governance committee and $3,750 for each of its other members;
•	$15,000 for the chair of our risk committee and $7,500 for each of its other members; and
•	$20,000 for the lead independent director

Equity Awards.     Our non-employee director equity compensation policy provides that each newly-elected or appointed non-employee director will be granted an initial annual equity grant of restricted stock units (RSUs) equivalent to $200,000 (subject to monthly proration of such value as measured over a twelve-month period from June 1 to May 31 of each year). For example, a director joining on December 15 of a given year would be entitled to an initial annual grant of RSUs valued at $100,000, i.e. 6/12ths of $200,000. Immediately following each annual meeting of our stockholders, each non-employee director will automatically be granted an additional equity grant of RSUs equivalent to $200,000. Each annual RSU award will vest in full on the one-year anniversary of the date of grant. Our non-employee director equity compensation policy also provides that a director can elect annually to receive the annual board service fees in the form of RSUs. One-quarter of each RSU award provided in lieu of annual board service fees will vest upon the completion of each calendar quarter of board service, commencing with the second calendar quarter of the year or with the grant immediately after the annual meeting of our stockholders. In addition, the RSUs granted to directors will fully vest upon the consummation of a corporate transaction. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

APPROVAL TO AMEND AND RESTATE OUR 2012 EQUITY INCENTIVE PLAN

Overview

At the annual meeting, our stockholders will be asked to approve Proposal 2, which amends and restates the Proofpoint 2012 Equity Incentive Plan (the “2012 Plan”), including amendments to (i) increase the authorized number of shares of our common stock reserved for issuance pursuant to awards granted under the 2012 Plan by 5,000,000 shares, (ii) include additional features designed to reflect strong equity plan governance practices and address stockholder concerns in an evolving marketplace, (iii) make certain modifications to reflect recent changes in tax law resulting from the Tax Cuts and Jobs Act of 2017 and (iv) make certain other changes to administrative provisions, including extending the term of the 2012 Plan.

Existing Features	New Best Practice Features
✓No Single-Trigger Acceleration. The plan does not provide for automatic “single-trigger” accelerated vesting upon a change in control transaction.	✓No Repricing. Prohibits the repricing or cancellation of any underwater options or stock appreciation rights in exchange for cash or another award without prior stockholder approval.

✓No Discount Options or Stock Appreciation Rights. Requires the exercise price of stock options and stock appreciation rights to be not less than the fair market value of our common stock on the date of grant.

✓Minimum Vesting Requirement. Future awards granted under the Amended and Restated 2012 Plan will have a minimum one-year vesting requirement, subject to certain exceptions described below.

✓Continued Broad-Based Eligibility for Equity Awards.  Proofpoint grants equity awards to a significant number of our service providers.  By doing so, we strive to link the interests of our workforce with those of our stockholders in order to promote successful long-term value creation.

✓No Discretionary Acceleration.  Prohibits discretionary acceleration of awards other than upon certain events in connection with a change in control transaction or upon a termination of service for death or disability.

✓Limitations on Grants. Meaningful individual limits on awards granted to new and continuing participants in any calendar year.	✓No Dividend Payments on Unvested Awards. Prohibits the payment of dividends on equity awards until they become earned and vested.
✓No Automatic Increase or Evergreen Provision. Since 2016, the 2012 Plan provides for a limited number of shares reserved and available for grant, with no automatic increases to the share reserve.

Reasons for Amendment and Restatement of the 2012 Plan

Equity Compensation is a Critical Element of our Compensation Policy.

•

We Compete for Highly-Qualified Talent. We operate in dynamic markets, including Silicon Valley, California, where competition for qualified management, technical and sales and management team members is intense. As our employee population continues to grow approximately 20% per year, equity awards are a cornerstone of our total compensation package and a vital component of our ability to attract, retain, motivate and reward qualified personnel necessary to advance our strategic objectives.

We believe continuation of our equity plan will enable us to continue to compete with other high-growth technology companies for the best talent.

•

Advancing a Pay for Performance Culture.  Consistent with our disciplined pay-for-performance compensation philosophy, we believe that allowing employees and other service-providers the opportunity to participate in ownership of our stock helps to align the long-term value creation objectives of our workforce with those of our stockholders.  In support of this philosophy, we introduced a performance-based stock program in 2015, pursuant to which we grant performance stock units (PSUs) designed to further incentivize our executive officers to drive long-term financial and operation performance.

We Have Carefully Considered our Need for Additional Shares, and Strive to Implement Evolving Governance Best Practices for our Equity Compensation Programs.

•

Factors Considered.  Our board and compensation committee recognizes its responsibility to strike a balance between the potential dilutive impact of equity awards and the company’s ability to recruit and retain highly-qualified personnel to execute our strategic goals and deliver long-term stockholder value. In determining the proposed increase in the number of shares authorized under the 2012 Plan, the compensation committee carefully considered a number of factors including our anticipated growth, hiring plans and retention needs, as well as our historical grant and forfeiture rates.

•

Expected Utilization.  We anticipate that the 5,000,000 shares requested pursuant to the proposed amendment and restatement of the 2012 Plan, plus the 3,026,383 shares available for issuance under the 2012 Plan as of March 31, 2019, will enable the company to fund our equity compensation program. We continue to actively monitor and evaluate the competitiveness of our compensation programs on a holistic basis and believe our use of equity compensation is competitive with the companies with which we compete for talent.

Historical Usage	FY 2016	FY 2017	FY 2018
Gross Burn Rate (1)	4.1%	3.7%	5.8%
Overhang Rates (2)	29.7%	21.6%	16.7%

(1)

Our fiscal year-end gross burn rate is calculated by dividing (i) the number of shares granted during the fiscal year under the 2012 Plan by (ii) the number of shares outstanding at the end of the fiscal year. During the fiscal years 2016, 2017 and 2018, we granted equity awards pursuant to the 2012 Plan for 1,770,572, 1,865,092 and 3,208,827 shares, respectively.

(2)

Our fiscal year-end overhang rate, is calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year, plus the number of shares remaining available for issuance under the 2012 Plan by (ii) the number of shares outstanding at the end of the fiscal year. If approved, the new shares reserved for issuance under the 2012 Plan would represent an additional potential equity dilution of approximately 7% as of March 31, 2019.

For the reasons set forth above, our board of directors has unanimously adopted, subject to stockholder approval, the amendment and restatement of the 2012 Plan to (i) increase the authorized number of shares of our common stock reserved for issuance pursuant to awards granted under the 2012 Plan by 5,000,000 shares, (ii) include additional features designed to reflect strong equity plan governance practices and address stockholder concerns in an evolving marketplace, (iii) make certain modifications to reflect recent changes in tax law resulting from the Tax Cuts and Jobs Act of 2017 and (iv) make certain other changes to administrative provisions, including extending the term of the 2012 Plan.

After careful consideration, the board urges you to vote to approve the Amended and Restated 2012 Plan.

To be approved, Proposal No. 2 requires the affirmative vote of the majority of the shares of our common stock entitled to vote and present in person or represented by proxy at the annual meeting and who vote for or against the proposal. If stockholders do not approve the amendment and restatement of the 2012 Plan, the number of shares available for grant under the 2012 Plan will not be increased, the proposed changes to the Plan’s terms will not be made and the 2012 Plan will instead maintain its existing terms.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2, THE AMENDMENT AND RESTATEMENT OF OUR 2012 EQUITY INCENTIVE PLAN

Summary of the Plan

The material terms of the 2012 Plan, as would be modified by the proposed amendment and restatement, are summarized below.  The summary is qualified in its entirety by reference to the full text of the 2012 Plan, which is attached as Annex A to this proxy statement.

Plan Administration

Our 2012 Plan is administered by our compensation committee, all of the members of which are non-employee directors as defined under applicable federal securities laws, or by our board of directors acting in place of our compensation committee. The compensation committee has the authority to construe and interpret our 2012 Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan, provided that the full board establishes the terms of equity grants to non-employee directors.

Shares Reserved for Issuance; Eligibility

We adopted the 2012 Plan, which became effective in April 2012, as the successor to our 2002 Stock Option/Stock Issuance Plan. We initially reserved 4,096,280 shares of our common stock to be issued under our 2012 Plan. The number of shares reserved for issuance under our 2012 Plan increased automatically on the first day of January of each of 2013 through 2016 by 1,652,183, 1,806,988, 1,933,259 and 2,042,001 shares, respectively. The evergreen feature of the 2012 plan cease to apply in 2016. If proposal No. 2 is approved the number of shares reserved for issuance under our 2012 Plan will increase to 16,530,711.

In addition, the following shares are available for grant and issuance under our 2012 Plan:

•

shares subject to options or stock appreciation rights granted under our 2012 Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

•	shares subject to awards granted under our 2012 Plan that are subsequently forfeited or repurchased by us at the original issue price;
•	shares subject to awards granted under our 2012 Plan that otherwise terminate without shares being issued;
•	shares used to pay the exercise price of an equity award or to satisfy the tax withholding obligations related to an award under the 2012 Plan or the 2002 Stock Option/Stock Issuance Plan;
•	reserved shares not issued or subject to outstanding grants under our 2002 Stock Option/Stock Issuance Plan as of the effective date of the 2012 Plan;
•	shares issuable upon the exercise of options under our 2002 Stock Option/Stock Issuance Plan that expire or become unexercisable for any reason without having been exercised in full; and
•	any shares issued under our 2002 Stock Option/Stock Issuance Plan that are forfeited or repurchased by us at or below the original issue price.

Our 2012 Plan authorizes the award of stock options, restricted stock awards (“RSAs”), stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance awards and stock bonuses. No person will be eligible to receive more than 875,000 shares in any calendar year under our 2012 Plan, except that new service-providers will be eligible to receive up to 1,750,000 shares under the 2012 Plan in the calendar year in which they commence service.

Our 2012 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors, as well as service providers to our subsidiaries and any parent we may have in the future, provided in each case the consultants, independent contractors, directors and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. As of March 31, 2019, there are approximately 2,600 employees, and 7 non-employee directors who are eligible to participate in the 2012 Plan. The company does not actively grant equity to contractors.

Types of Awards

Options.  Options to purchase shares of our common stock may be granted as non-statutory stock options or options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant, provided that any incentive stock option granted to a person who directly or by attribution owns more than 10% of the total combined voting power of all classes of stock (a “Ten Percent Stockholder”) must have an exercise price of 110% of the fair market value of our common stock as of the time of grant. Options may vest based on service or achievement of performance conditions. The maximum term of options granted under our 2012 Plan is ten years, except that the maximum term of incentive stock options granted to Ten Percent Stockholders is five years.

Restricted Stock Awards.  An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may vest based on service or achievement of performance conditions. The price (if any) of an RSA will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to, or may be repurchased by us.

Stock Appreciation Rights.  SARs provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. SARs may vest based on service or achievement of performance conditions. The maximum term of SARs granted under our 2012 Plan is ten years.

Restricted Stock Units.  RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to vesting based on service or the achievement of certain performance conditions. A vested RSU will be settled by delivery to the holder of whole shares of our common stock, cash or a combination of our common stock and cash. The maximum term of RSUs granted under our 2012 Plan is ten years.

Performance Share Awards, Performance Share Units.  Performance share awards may be granted as performance share units which cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuance of the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of service or failure to achieve the performance conditions.

Stock Bonus Awards.  Stock bonus awards may be granted as additional compensation for service and/or performance, and therefore, no payment will be required from the participant.  Stock bonus awards may be paid in cash or shares of our common stock or a combination.

Prohibition on Dividend Payments for Unvested Awards

If the proposed amendment and restatement is approved, unvested awards will be prohibited from receiving payment of accrued dividends (if any) prior to vesting.

Minimum Vesting

Any new awards granted under the Amended and Restated 2012 Plan will be subject to a minimum vesting requirement pursuant to which such awards may not provide for any vesting earlier than the one-year anniversary of the date of grant (except that in the case of equity awards granted to non-employee directors, the minimum vesting requirement shall be deemed to mean the period beginning on each regular annual meeting of the stockholders and ending on the date of the next regular annual meeting that is within 50 weeks of such meeting); provided that (i) awards covering up to 5% of the maximum aggregate number of shares authorized for issuance under the 2012 Plan may be granted or modified without regard to such minimum vesting provisions, (ii) the plan administrator may provide for the grant of fully-vested awards pursuant to its short-term incentive bonus programs or other achievement awards for continuing employees excluding executives and (iii) to the extent consistent with any director compensation policy as may be in effect from time to time, the plan administrator may grant fully-vested awards to non-employee directors who elect to receive equity in lieu of cash fees for services rendered as a director.

No Discretionary Acceleration

The compensation committee may not accelerate the vesting of any equity award, except that the compensation committee will retain the discretion, at the time of or following grant, to provide for accelerated vesting of any award upon certain terminations or performance awards in connection with a change in control, upon non-assumption of equity awards by a successor company, or upon a participant’s termination of employment or service as a result of the participant’s death or disability.

Performance Metrics. The compensation committee may designate specific performance conditions to apply to an award, including the following under the 2012 Plan, including, among others:

•Profit Before Tax	•Operating Profit	•Return on Assets	•Contract awards or backlog
•Billings	•Net Profit	•Stock Price	•Overhead / expense reduction
•Revenue	•Gross Margin	•Stockholder Value Growth	•Credit Rating
•Net Revenue	•Operating expenses	•Return on Equity	•Strategic Plan & Implementation
•Earnings	•Net Income	•Return on Invested Capital	•Succession Plan & Implementation
•Operating Income	•Earnings Per Share	•Cash Conversion Cycle	•Workforce Diversity
•Cashflow	•Stockholder Return	•Economic Value Added	•Customer Indicators
•Operating Margin	•Market Share	•Indiv. Business Objectives	•New Product Invention/Innovation
•R&D Milestones	•Debt Ratios	•Liquidity	•IP Development
•Profit Margin	•Control of Expenses	•Cost of Goods Sold

Our compensation committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments to the performance factors to preserve the committee’s original intent regarding the performance factors at the time of the initial award grant.

Adjustments

In the event of certain types of changes in our capital structure without our receipt of consideration, such as a stock split, stock dividend, combination or reclassification of the common stock, or any other similar change in our capital structure without receipt of consideration by us, appropriate adjustments will be made to the number and class of shares reserved under our 2012 Plan, the maximum number of shares that may be issued as ISOs, the maximum number of shares that can be granted in a calendar year, and the number and class of shares and exercise price, if applicable, of all outstanding awards under our 2012 Plan.

Transferability; Post-Termination Exercise

Awards granted under our 2012 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee's guardian or legal representative. Options granted under our 2012 Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, or for a period of 12 months in cases of death or disability, or such longer period as our compensation committee may provide. Options generally terminate immediately upon termination of service for cause.

Corporate Transactions

If we are dissolved or liquidated or experience a qualifying change in control as determined by the terms of the 2012 Plan (each a “corporate transaction”), outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. Outstanding awards that are not assumed or substituted, shall accelerate as to the applicable unvested portion of the award.

The vesting of all awards granted to non-employee directors shall accelerate in full immediately prior to the consummation of the corporate transaction at such times and conditions as the determined by the compensation committee. Any awards granted prior to the effective date of the proposed plan amendment shall be subject to acceleration as determined in the discretion of the compensation committee.

Repricing

The company may not, without prior stockholder approval (i) amend the terms of outstanding options SARs to reduce the exercise price of such outstanding options or SARs, (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price that is less than the exercise price of the original options or SARs, (iii) cancel underwater options in exchange for stock awards, or (iv) offer cash payment in exchange for the surrender of any equity awards with an exercise price that is above the then-current fair market value of the underlying shares under the 2012 Plan.

Amendment

The board of directors may at any time terminate or amend the 2012 Plan and any award agreement, provided, however, that the board of directors will not, without the approval of stockholders of the company, amend the 2012 Plan in any manner that requires stockholder approval.

Term; Termination

Unless earlier terminated, the Amended and Restated 2012 Plan will terminate ten years from the date our board of directors approves the 2012 Plan. Accordingly, if the currently proposed amendment and restatement is approved by our stockholders, the 2012 Plan will terminate on April 10, 2029, unless earlier terminated as described above.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences applicable to awards granted under the 2012 Plan based on federal income tax laws in effect on the date of this proxy statement.

This summary is not intended to be exhaustive and does not address all matters that may be relevant to any particular participant. The summary does not discuss the tax laws of any state, municipality or foreign jurisdiction, or gift, estate, excise, payroll or other tax laws other than federal income tax law. This summary does not discuss the impact of Section 280G of the Code governing parachute payments or Section 409A of the Code governing nonqualified deferred compensation plans. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because circumstances may vary, we advise all participants to consult their own tax advisors under all circumstances.

A recipient of an option or SAR will not recognize taxable income upon the grant of those awards. For nonqualified options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an option qualifying as an incentive stock option will not result in any taxable income to the participant, except, for purposes of the alternative minimum tax, if applicable. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (currently more than two years from the date of grant and more one year from the date of exercise). If the shares are not held for the legally-required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price or (ii) the difference between the sale price and the exercise price. Any additional gain recognized on the sale generally will be a capital gain. Different and complex rules may apply to incentive stock options that are early exercisable, and we encourage participants holding such any such award to seek the advice of their own tax counsel.

For RSAs, unless vested, or unless the recipient elects under Section 83(b) of the Code to be taxed at the time of grant, the recipient will not have taxable income upon the grant, but will recognize ordinary income upon vesting equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A holder of RSUs or performance share awards such as PSUs, does not recognize taxable income when the RSU is granted. When vested RSUs (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any).

The tax effects of other share-based awards will vary depending on the type, terms and conditions of those awards.

New 2012 Plan Benefits

All awards to directors, executive officers, employees and consultants are made at the discretion of our compensation committee, or by our board of directors acting in place of our compensation committee. Consistent with our director compensation policy, each of our non-employee directors will automatically be granted equity awards having a grant date value of $200,000 immediately following the annual meeting.  Assuming the closing price of our common stock as reported by Nasdaq on March 31, 2019 of $121.43, we expect these grants to cover an approximate 1,647 shares in the aggregate.   Future awards to our directors, officers, employees and consultants under the 2012 Plan are discretionary. As a result, the benefits and amounts that will be received or allocated under the 2012 Plan are not determinable at this time.

Existing Plan Benefits

From the inception of the 2012 Plan through March 31, 2019, options to purchase a total of 3,642,876 shares had been granted under the 2012 Plan, of which 1,774,104 shares had been exercised and 916,821 shares of which remained outstanding. The options outstanding as of March 31, 2019 had a weighted-average exercise price of $36.12 per share and a weighted average remaining contractual term of 0.91 years. From the inception of the 2012 Plan through March 31, 2019, RSUs and PSUs covering a total of 12,508,205 shares had been granted under the 2012 Plan, 4,546,411 shares of which remained outstanding.

The closing price per share of our common stock as reported by Nasdaq on March 31, 2019 was $121.43.  The table below shows grants made to our named executive officers, all current executive officers as a group, all current non-employee directors as a group and all current employees (excluding all executive officers) for the aggregate number of awards under the 2012 Plan from the inception of the 2012 Plan through April 8, 2019, without regard to equity awards that have been forfeited or cancelled:

Name and Principal Position	Number of Shares Underlying Options Granted	Number of Shares Underlying Restricted Stock Units Granted	Number of Shares Underlying Performance Stock Units Granted
Gary Steele, Chief Executive Officer and Chairman	465,000	612,992	447,290
Paul Auvil, Chief Financial Officer	234,000	187,813	90,600
David Knight, Executive Vice President and General Manager, Security Products	119,000	73,600	59,600
Blake Sallé, Executive Vice President, Worldwide Sales	—	70,000	9,000
Bhagwat Swaroop, Executive Vice President, Industry Solutions and Business Development	25,000	75,500	35,000
Darren Lee, Executive Vice President and General Manager, Compliance and Digital Risk Business Unit	79,000	38,000	40,000
All current executives as a group (6 persons)	922,000	1,057,905	681,490

All current non-employee directors as a group (7 persons)	77,196	66,691	—
Non-executive officer employee group (2,545 persons)	576,625	6,192,975	205,600

Certain Interests of Directors

In considering the recommendation of our board of directors with respect to the approval of the material terms of the 2012 Plan, stockholders should be aware that the members of our board of directors have certain interests, which may present them with conflicts of interest in connection with this proposal. As discussed above, directors will receive awards under the 2012 Plan. Please see Proposal No. 1—Election of Directors—Director Compensation for more detail about equity grants to our directors. Our board of directors recognizes that approval of this proposal may benefit our directors and their successors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2012 EQUITY INCENTIVE PLAN

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are presenting stockholders with a non-binding advisory vote to approve the compensation of our named executive officers as described below under the heading “Executive Compensation.”

This non-binding advisory vote, commonly referred to as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the compensation philosophy, policies and procedures described in this proxy statement.

Stockholders are urged to read the “Executive Compensation” section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.  Accordingly, we are asking you to vote, on a non-binding advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Proofpoint, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2019 Annual Meeting of Stockholders, is hereby APPROVED.”

As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION” SECTION OF THIS PROXY STATEMENT.

 PROPOSAL NO. 4:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation program for our named executive officers. This non-binding advisory vote must be submitted to stockholders at least once every six years.

You have four choices for voting on this proposal. You can choose whether future non-binding advisory votes on the compensation program for our named executive officers should be conducted every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the meeting will be deemed to be the preferred frequency option of our stockholders.

After careful consideration, our board of directors recommends that future non-binding advisory votes on the compensation of our named executive officers be held every year so that stockholders may express annually their views on our executive compensation program.

Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation program of our named executive officers by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.

As an advisory vote, this proposal is not binding. However, our board of directors and nominating and corporate governance committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation program of our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE ON PROPOSAL NO. 4 TO HOLD FUTURE ADVISORY SAY-ON-PAY VOTES ON AN ANNUAL BASIS.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as Proofpoint’s principal independent registered public accounting firm to perform the audit of Proofpoint’s consolidated financial statements for fiscal year ending December 31, 2019. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as Proofpoint’s principal independent registered public accounting firm.

PricewaterhouseCoopers LLP audited Proofpoint’s financial statements for Proofpoint’s 2018 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from its independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for Proofpoint’s audit.

In addition to performing the audit of Proofpoint’s consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during fiscal 2017 and 2018. Our audit committee has determined that PricewaterhouseCoopers LLP’s provisioning of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from Proofpoint. The aggregate fees billed for fiscal 2017 and 2018 for each of the following categories of services are as follows:

Fees Billed to Proofpoint	Fiscal Year 2018	Fiscal Year 2017
Audit fees(1)	$2,332,000	$2,608,000
Audit-related fees(2)	$—	$—
Tax fees(3)	$334,277	$148,096
All other fees(4)	$2,700	$1,800
Total fees	$2,668,977	$2,757,896

(1)

“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees for 2018 and 2017 include fees for work related to the adoption of ASC 606 and work related to acquisitions.

(2)	“Audit-related fees” include fees for audit-related services that are not categorized as audit fees.
(3)

“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.

(4)	“All other fees” include fees for licensed software tools used for financial reporting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by holders of more than 5% of our common stock, each of our directors or director nominees; each of our named executive officers; and all of our directors and executive officers as a group. Except for the information about the greater than 5% stockholders, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2019 by each of our directors or director nominees; each of our named executive officers; and all of our directors, director nominees and executive officers as a group.

Percentage ownership of our common stock is based on 55,607,350 shares of our common stock outstanding on March 31, 2019. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2019, and the shares subject to RSUs that will be released within 60 days of March 31, 2019, to be outstanding and to be beneficially owned by the person holding the option and the RSU for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Proofpoint, Inc., 892 Ross Drive, Sunnyvale, California 94089.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Owned
Directors and Named Executive Officers
Dana Evan	24,783	(1)	*
Jonathan Feiber	42,544	(2)	*
Kristen Gil	3,454	(3)	*
Kevin Harvey	285,363	(4)	*
R. Scott Herren	9,062	(5)	*
Michael Johnson	2,687	(6)	*
Richard Wallace	4,863	(7)	*
Gary Steele	515,816	(8)	*
Paul Auvil	685,606	(9)	1.23%
David Knight	47,310	(10)	*
Blake Sallé	6,826	(11)	*
Bhagwat Swaroop	21,159	(12)	*
All officers and directors as a group (12 persons)	1,649,473	(13)	2.93%
Greater than 5% Beneficial Owner
T. Rowe Price Associates, Inc.	8,048,379	(14)	14.47%
The Vanguard Group, Inc.	4,840,692	(15)	8.71%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)

Includes (i) 16,000 shares subject to options held by Ms. Evan that are exercisable within 60 days of March 31, 2019; and (ii) 1,687 shares subject to RSUs held by Ms. Evan that will be released within 60 days of March 31, 2019.

(2)

Includes (i) 35,948 shares subject to options held by Mr. Feiber that are exercisable within 60 days of March 31, 2019; (ii) 1,687 shares subject to RSUs held by Mr. Feiber that will be released within 60 days of March 31, 2019; and (iii) 1,699 shares held by the Feiber-Buhr Family Trust. Mr. Feiber is a trustee of the foregoing trust and as such may be deemed to have shared voting and investment power over these shares.

(3)	Includes 1,687 shares subject to RSUs held by Ms. Gil that will be released within 60 days of March 31, 2019.
(4)

Includes 32,748 shares subject to options held by Mr. Harvey that are exercisable within 60 days of March 31, 2019 and 1,687 shares subject to RSUs held by Mr. Harvey that will be released within 60 days of March 31, 2019. Also includes 234,464 shares held by the Harvey Family Trust. Mr. Harvey is a trustee of the foregoing trust and as such may be deemed to have shared voting and investment power over these shares.

(5)	Includes 1,687 shares subject to RSUs held by Mr. Herren that will be released within 60 days of March 31, 2019.
(6)	Includes 1,687 shares subject to RSUs held by Mr. Johnson that will be released within 60 days of March 31, 2019.
(7)	Includes 1,687 shares subject to RSUs held by Mr. Wallace that will be released within 60 days of March 31, 2019.
(8)	Includes 360,828 shares subject to options held by Mr. Steele that are exercisable within 60 days of March 31, 2019.
(9)

Includes (i) 198,000 shares subject to options held by Mr. Auvil that are exercisable within 60 days of March 31, 2019, and (ii) 411,398 shares held by the Auvil Family Trust. Mr. Auvil is a trustee of the foregoing trust and as such may be deemed to have shared voting and investment power over these shares.

(10)

Includes (i) 26,590 shares subject to options held by Mr. Knight that are exercisable within 60 days of March 31, 2019, and (ii) 1,750 shares subject to RSUs held by Mr. Knight that will be released within 60 days of March 31, 2019.

(11)	Includes 5,000 shares subject to RSUs held by Mr. Sallé that will be released within 60 days of March 31, 2019.
(12)	Includes 17,708 shares subject to options held by Mr. Swaroop that are exercisable within 60 days of March 31, 2019.
(13)

Consists of 687,822 shares subject to options that are exercisable within 60 days of March 31, 2019 that are held by our directors and officers as a group. Also consists 18,559 shares of subject to RSUs that will be released within 60 days of March 31, 2019.

(14)

As of December 31, 2018, based solely on Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2019 showing sole dispositive powers over the shares. T. Rowe Price Associates, Inc.’s principal business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(15)

As of December 31, 2018, based solely on Schedule 13G filed by The Vanguard Group, Inc. on February 12, 2019 showing sole dispositive powers over the shares. The Vanguard Group, Inc.’s principal business address is 100 Vanguard Blvd., Malvern, PA 19355.

EXECUTIVE OFFICERS

The names of our executive officers, their ages as of April 17, 2019, and their positions are shown below.

Named Executive Officer	Age	Position
Gary Steele	56	Chief Executive Officer and Chairman
Paul Auvil	55	Chief Financial Officer
David Knight	52	Executive Vice President and General Manager, Security Products
Blake Sallé	47	Executive Vice President, Worldwide Sales
Bhagwat Swaroop	44	Executive Vice President, Industry Solutions and Business Development

The board appoints executive officers, who then serve at the board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Proofpoint.

For information regarding Mr. Steele, please refer to Proposal No. 1, “Election of Directors,” “Continuing Directors” above.

Paul Auvil has served as our Chief Financial Officer since March 2007. Prior to joining our company, from September 2006 to March 2007, Mr. Auvil was with Benchmark Capital, a venture capital firm, as an entrepreneur-in-residence. Prior to that, from 2002 to July 2006, he served as the CFO at VMware, Inc., a virtualization company. Previously, he served as the CFO for Vitria Technology, Inc., an eBusiness platform company and held various executive positions at VLSI Technology, Inc., a semiconductor and circuit manufacturing company, including vice president of the Internet and Secure Products Division. From 2007 to 2017, Mr. Auvil served on the board of directors for Quantum Corporation. Mr. Auvil was a member of the Board of Directors of Marin Software Incorporated from 2009 to 2017. Mr. Auvil holds a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree from the J.L. Kellogg Graduate School of Management, Northwestern University.

David Knight has served as our Executive Vice President and General Manager, Security Products since April 2019. Mr. Knight served as the Executive Vice President, Threat Systems Products Group from July 2016 to March 2019, the General Manager Information Security Products Group from July 2013 to July 2016 and prior to that served as our Executive Vice President Product Management and Product Marketing since March 2011. Prior to joining our company, from May 2007 to February 2011, Mr. Knight served as Chief Technology Officer of the Collaboration Software Group and Senior Director of Product Management at Cisco Systems, Inc., a networking and communications technology company. Mr. Knight was previously vice president of product management, vice president of platforms, and senior director of product management for WebEx Communications Inc., a collaboration software company, from 2002 to May 2007. From 1998 to 2002, he was vice president of marketing and product management for Portera Systems Inc. Mr. Knight has also held management positions at Sybase, Inc., an enterprise and mobile software company, and Oracle. He holds a Master of Science in industrial administration and a B.S. in industrial management and information systems from Carnegie Mellon University.

Blake Sallé has served as our Executive Vice President, Worldwide Sales since October 2018. Mr. Sallé previously served as the Theatre Vice President for the Americas from April 2017 to October 2018. Prior to joining Proofpoint, Mr. Sallé served as President, Field Operations of Kony, Inc., a leading provider of enterprise mobility solutions from July 2014 to April 2017. During his career, Mr. Sallé has held key leadership positions across worldwide sales, channels, customer success, strategy, and field operations in multiple organizations ranging from start-up to scale-out in both the technology and healthcare sectors. These organizations include Cisco Systems, Inc., VCE, (a joint venture between VMware, Inc., Cisco Systems Inc. and EMC Corporation), Computer Sciences Corporation (CSC) and Silver Tail Systems. Mr. Sallé holds a Bachelor of Arts in psychology from the University of Texas at Austin.

Bhagwat Swaroop has served as our Executive Vice President, Industry Solutions and Business Development since April 2019. Mr. Swaroop served as the Executive Vice President and General Manager, Email Security Products Group from July 2016 to March 2019. Prior to joining our company, Mr. Swaroop served as Vice President of Global Solutions, Product Management and Product Marketing for Enterprise Security at Symantec from August 2015 to June 2016. Mr. Swaroop was Vice President of Corporate Strategy at Symantec from August 2014 to August 2015. He served as Vice President Products and Services for Symantec from May 2014 to August

2014. Prior to Symantec he was Senior Director of Product Management at NetApp from October 2011 to May 2014. Mr. Swaroop also brings experience from approximately four years at McKinsey & Company and ten years at Intel Corporation. He brings a deep understanding of the enterprise security landscape, technology ecosystem and cloud-driven business models to his role. Mr. Swaroop holds multiple degrees including a B.E. in instrumentation and control from Delhi Institute of Technology, a M.S. in electrical engineering from Arizona State University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an analysis of our objectives, considerations and decisions regarding compensation of our named executive officers in 2018, including the “best practices” we have adopted with respect to our executive compensation program, an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each material component of compensation we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors arrived at the specific compensation practices and decisions involving the named executive officers during 2018. The named executive officers referenced collectively throughout the Compensation Discussion and Analysis are:

Name	Position
Gary Steele . . . . . . . . .	Chief Executive Officer and Chairman
Paul Auvil . . . . . . . . . . .	Chief Financial Officer
David Knight . . . . . . . . .	Executive Vice President and General Manager, Security Products
Blake Sallé (1) . . . . . . . . .	Executive Vice President, Worldwide Sales
Bhagwat Swaroop . . . . . .	Executive Vice President, Industry Solutions and Business Development
Klaus Oestermann (2). . . . . .	Former President, Chief Operating Officer
Tracey Newell (3) . . . . . . . .	Former Executive Vice President, Global Field Operations

____________________________________

(1)	Mr. Sallé was promoted to position of Executive Vice President, Worldwide Sales, effective October 25, 2018.
(2)

Mr. Oestermann was appointed as our President and Chief Operating Officer, and as a member of our Board of Directors, effective July 9, 2018.  We entered into a Separation Agreement with Mr. Oestermann pursuant to which he resigned from such positions effective October 25, 2018.

(3)	Ms. Newell resigned from her position as our Executive Vice President, Global Field Operations, effective June 1, 2018.

2018 Performance

Strong Financial Performance

In 2018, we believe we delivered solid execution and disciplined growth and investment in our leadership position in next-generation cybersecurity. In 2018 we delivered strong financial results, including:

• Delivered total revenue of $717.0 million, an increase of 38%, compared to $519.7 million in 2017.

• Delivered billings growth of 37% compared to 2017

• Increased free cash-flow margin to approximately 22%

From our initial public offering in 2012 to the end of December 2018, our stock price has increased over 490%, significantly above the NASDAQ Composite Index (IXIC) returns over the same period.

Achievement of Significant Operational Milestones

•	Launched a number of new products, including Cloud Account Defense, or CAD; Proofpoint Cloud Access Security Broker, or CASB; and Internal Mail Defense, or IMD.
•

We enhanced our overall product line through the acquisition of Wombat Securities in February of 2018. With this acquisition, organizations are able to leverage the industry’s first solution combining market-leading phishing protection with market-leading awareness. This product is now referred to as Proofpoint Security Awareness Training.

•

Successfully drove additional sales to our existing customers through our broadening product line. In 2018 the number of customers with 3 or more products has increased from roughly 2,000 to 2,900; an increase of 45%.

•	Drove a world-class renewal rate that remains above 90%.
•	In 2018, we ended with 24% of the Global 2000 as customers, which is up from 18% at the end of 2017.

CEO Pay-for-Performance

Objectives

We believe our steady and consistent growth since inception, is a direct correlation to the continued and exceptional leadership of our CEO. His focus, creativity and ability to engage and inspire our workforce continues to be instrumental in our success. Most significantly, his recognized status as a leader in next-generation cybersecurity has allowed us to attract, develop and retain a high-caliber executive team, focused on achieving our long-term growth initiatives.

We believe it is critical to our continued success to offer our CEO a total compensation package that will, among other things:

1.	motivate and reward the achievement of our annual and long-term financial and strategic initiatives;
2.	ensure he remains with Proofpoint to guide our business as we emerge as a leader in next-generation cybersecurity and compliance market sector; and
3.	align his total compensation with stock performance and company performance.

Compensation

In alignment with these objectives, in 2018 the Compensation Committee (and in the case of the CEO, the Board of Directors) approved a target total direct compensation mix for our CEO of base salary and variable compensation in the form of cash bonus and equity awards. The equity mix consisted of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs). All elements of compensation were reviewed independently to warrant merit on their own, and as a whole to ensure an appropriate total direct compensation package reflecting our compensation objectives.

The Compensation Committee believes our CEO’s total direct compensation opportunities are in sync with our broader executive compensation policies and practices, reinforce our pay for performance philosophy and align with sound governance principles. As with our executive compensation program, generally, over time, as the size, complexity and performance of Proofpoint has grown, the Compensation Committee has adjusted the target total direct compensation opportunity of our CEO to reflect his significant role, the Company’s accelerated performance and his tenure with the organization. The Compensation Committee views cash incentive compensation and equity awards as strong performance-based compensation vehicles. We recognize the creation of stockholder value and Company growth provide important context for understanding and evaluating the overall appropriateness of our CEO’s total direct compensation. In addition, our Board of Directors uses key financial measures to evaluate the continued growth and long-term market success of our business.

Our 2018 CEO Pay Mix and Total Direct Compensation:

Our 2018 Other Executive Pay Mix and Total Direct Compensation:

Executive Compensation Practices

We believe our executive compensation policies and practices reinforce our pay for performance philosophy that aligns with sound governance principles:

What We Do

•	Performance based equity incentives
•	Caps on short-term performance based cash incentive compensation
•	Independent compensation consultant engaged by the Compensation Committee
•	Double trigger Change in Control benefits
•	Annual compensation risk assessment
•	Limited executive perquisites
•	Prohibition on short sales, hedging, or pledging of stock ownership positions and transactions involving our equity securities for all employees
•	Broad-based company-sponsored health benefit programs
•	In general, at least four-year equity award vesting periods

What We Don’t Do

•	No “single trigger” change in control benefits
•	No “gross-ups” or tax reimbursements in connection with any compensation element or change in control payment or benefits
•	No defined benefit retirement plans
•	No nonqualified deferred compensation plans or arrangements

Executive Compensation Philosophy and Objectives

Proofpoint competes in the dynamic, highly competitive cybersecurity space. To meet this challenge, we have embraced a compensation philosophy of offering our executives competitive total direct compensation that recognizes and rewards individual performance and contributions to our success.

•	Base Salary is targeted following an evaluation of our peer companies’ practices to offer competitive fixed salary reflecting, among other things, the executive’s skill-set and expertise.
•

Variable cash compensation is market competitive but only earned upon achievement of predetermined financial and operating performance metrics and contingent on the performance of the individual against stated goals.

•

Equity compensation comprises a significant portion of total direct compensation and performance-based equity constitutes a meaningful portion of such equity compensation. We believe equity aligns the interests of stockholders and our executives by creating a strong direct link between the ultimate value of compensation an executive realizes and stock appreciation price.

•

To better understand competitive pay practices in the cybersecurity industry, the Compensation Committee engages Compensia, Inc. ("Compensia") to conduct an annual review of our executive compensation.

The specific objectives of our executive compensation program are to:

•	Reward the successful achievement of our financial and strategic objectives;
•	Drive the development of a successful and profitable business;
•	Support the alignment of executive officer and stockholder interests by rewarding the achievement of company goals and the building of stockholder value;
•	Attract, motivate, reward, and retain highly-qualified executive officers who are important to our success; and
•	Recognize strong performers by offering compensation that rewards individual achievement as well as contributions to our overall success.

Compensation Program Design

Our executive compensation consists of base salary, an annual cash bonus opportunity and equity awards in the form of RSUs and PSUs. A key component of our executive compensation program continues to be equity awards. As a public company, we emphasize the use of equity to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. This annual equity compensation reflects a balanced mix of RSUs and PSUs (typically fifty-percent time-based RSUs and fifty-percent PSUs) based on value. The guidelines for each equity award were developed based on a blend of grant value and value as a percentage of market capitalization. The Compensation Committee continues to believe the combination of these equity awards aligns our executive officers’ total direct compensation opportunity to company performance and ensures a balance of compensation at risk based on company performance.

We provide cash compensation in the form of base salaries and annual cash bonus opportunities. Typically, we have structured our annual cash bonus opportunities to focus on the achievement of specific short-term financial and strategic objectives that will further our longer-term growth objectives. The attainment of these awards is also based on the achievement of personal objectives. We believe this creates a linkage to pay-for-performance.

We also provide 50% of our annual equity incentives through time-based RSU awards which we believe provides further linkage to pay for performance without increasing risk-taking.

In addition, through the performance-based stock program, PSU awards are designed to incent our executive officers to drive long-term financial and operational performance in general over a four-year measurement period. The PSUs are earned based on our achievement of target levels linked to our financial and operational performance. Milestones have been established and may be achieved when we have achieved year-over-year revenue growth targets and have achieved our pre-established cash-flow levels.

As noted below, the Compensation Committee utilizes compensation data information from a compensation peer group as approved annually by the Compensation Committee. Using this information as a reference, the Compensation Committee has emphasized remaining competitive in our market and differentiating total cash compensation levels through the use of an annual cash bonus plan. The Compensation Committee also used industry surveys, including data from the Radford Global Technology Compensation Survey, particularly for public companies with annual revenue of $200 million to $1 billion as a reference in establishing cash compensation levels for our executive officers, with an emphasis on technology companies of similar size, stage of development, and strong revenue growth.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the Compensation Committee reviews each component of executive compensation separately and also takes into consideration the value of each executive officer’s compensation package as a whole and its relative size in comparison to our other executive officers.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for evaluating, approving, and reviewing the compensation arrangements, plans, policies, and practices for our executive officers, including the named executive officers (other than our CEO), and overseeing our cash and equity-based compensation plans.

At the beginning of each year, the Compensation Committee, after consulting with management, establishes the applicable corporate performance objectives for our incentive compensation plans and makes decisions with respect to any base salary adjustment, approves certain individual performance objectives and target annual cash bonus opportunities. Recommendations for equity awards to our CEO continue to be developed by the Compensation Committee and submitted to the independent members of our Board of Directors for their consideration and approval. After the end of the fiscal year, the Compensation Committee reviews the performance of our executive officers, including the named executive officers, to determine the payouts for the annual cash bonus opportunities for the previous year and in 2018 approved an additional performance-based equity award for our CEO, as more fully discussed below.

Role of Management

The Compensation Committee works with members of our management, including our CEO and human resources professionals. Typically, our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters. Typically, this information includes an analysis of our executive officers’ compensation mix and levels compared to the competitive market (as determined using compensation survey data) prepared by our human resources professionals or the compensation consultant to the Compensation Committee. The Compensation Committee then uses this information as one factor in its deliberations on specific compensation actions and decisions.

Role of Compensation Consultant

The Compensation Committee is authorized to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. Pursuant to that authority, the Compensation Committee engaged an independent compensation consultant, Compensia, to provide advice and ongoing recommendations on executive compensation matters for 2018.

Compensia representatives meet with our Compensation Committee during its regular meetings without any members of management present. Compensia, with the acknowledgment and consent of the Compensation Committee, also works with our management from time to time to assist it in the preparation of its recommendations for the Compensation Committee.

Based on the consideration of the various factors as set forth in the listing standards of the NASDAQ Stock Market, the Compensation Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has raised any conflict of interest.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist it in setting compensation levels, the Compensation Committee reviews standard industry surveys, including the custom Radford Global Technology Compensation Survey and relevant peer company data.

The Compensation Committee used this data as a point of reference so that it could set total compensation levels that it believed were reasonably competitive. Compensation levels differ among our executive officers based on competitive factors, and the role, responsibilities, and performance of each specific executive officer.

In September of 2017, the Compensation Committee reviewed the peer group of companies in consultation with Compensia for use in connection with 2018 compensation decisions and removed certain companies because they had been acquired, or because their revenue or market capitalization had significantly changed such that they no longer met the Compensation Committee’s criteria, and included additional companies that are more comparable to our current business.

This peer group was developed based on using the following criteria:

•	Revenue: ~0.5x to ~2.0x or approximately $200M - $820M
•	Preference of companies with strong revenue growth
•	Market Capitalization: ~0.33x to ~3.0x our market capitalization
•	Industry: Primary focus on SaaS security software and networking companies; and a secondary focus on broad enterprise software

This peer group was comprised of the following companies:

Barracuda Networks, Inc.	Guidewire Software, Inc.
Box, Inc.	Imperva, Inc.
BroadSoft, Inc.	LogMeIn, Inc.
Cornerstone OnDemand, Inc.	Paycom Software, Inc.
Cloudera, Inc.	New Relic, Inc.
Ellie Mae, Inc.	Splunk Inc.
FireEye, Inc.	The Ultimate Software Group, Inc.
Fortinet, Inc.	Zendesk, Inc.

Executive Compensation Program Components

Our executive compensation program consists of the following components:

•	Base Salary
•	Short-term cash incentive
•	Long-term equity compensation
•	Comprehensive benefit programs

The following describes the rationale for each component and how awards are determined:

Base Salary

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our executive officers, including the named executive officers for services rendered during the year, and to remain competitive in attracting and retaining executive talent. The Compensation Committee conducts an annual review of each executive officer’s base salary and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level and position (in the case of a promotion), and market conditions.

In December 2017, the Compensation Committee, after considering the market practice survey data of our peer group provided by Compensia and consulting with Mr. Steele, increased the base salaries for all of our named executive officers (other than Messrs. Oestermann and Sallé) for 2018. The Compensation Committee increased base salary for all the named executive officers to strengthen alignment with the peer group market practices and our compensation philosophy, and to recognize performance and contribution to our overall business success. Mr. Oestermann’s base salary for 2018 was determined pursuant to his offer letter in connection with his appointment as our President and Chief Operating Officer in July 2018.  Mr. Sallé’s base salary was increased in connection with his promotion to Executive Vice President, Worldwide Sales, effective October 25, 2018.

Named Executive Officer	2017 Base Salary	Percentage Increase	2018 Base Salary
Mr. Steele	$475,000	5%	$500,000
Mr. Auvil	$380,000	8%	$410,000
Mr. Knight	$370,000	5%	$390,000
Mr. Sallé	$350,000	14%	$400,000
Mr. Swaroop	$350,000	4%	$365,000
Ms. Newell	$420,000	5%	$440,000
Mr. Oestermann			$500,000

Annual Cash Incentive Bonuses: Executive Bonus Plan

A key component of our compensation objectives is to have a significant portion of executive compensation tied to Company performance to drive alignment of objectives to key business results. To accomplish this objective, we provide for performance-based cash bonus opportunities for our executives, including our named executive officers based on achievement against corporate performance objectives established at the beginning of the fiscal year.

Target Annual Cash Incentive Bonus Opportunities

Under our Executive Bonus Plan, the target annual cash bonus opportunities are designed to reward our executive officers based on our overall company performance and each individual executive officer’s contribution to performance. Our target bonuses are also designed after review of pay practices within our industry so as to help ensure a competitive and retentive total cash compensation package. As in prior years, the Compensation Committee determined that the target annual cash bonus opportunities for each executive officer should be determined as a percentage of such executive officer’s base salary. The target annual cash bonus opportunities for the named executive officers for 2018 were as set forth in the table below. Mr. Oestermann’s target bonus opportunity was established pursuant to his offer letter in connection with his appointment as our President and Chief Operating Officer, and eligible to be paid on a prorated basis for his partial year of service beginning July 2018. Mr. Sallé was appointed as an executive officer effective October 25, 2018 and was not eligible for participation in the Executive Bonus Plan in 2018.The Compensation Committee approved a modest adjustment to the bonus compensation for Mr. Knight and Mr. Swaroop following a review of the market data and the total compensation and target bonus compensation summaries for those executives.

Named Executive Officer	2018 Bonus Opportunity (as a percentage of base salary)
Mr. Steele	100%
Mr. Auvil	75%
Mr. Knight	60%
Mr. Swaroop	60%
Ms. Newell	100%
Mr. Oestermann	100%

Corporate Performance Measures

In February 2018, the Compensation Committee approved the corporate performance measures and related target achievement levels for our 2018 Executive Bonus Plan for purposes of providing annual cash bonus opportunities to our executive officers, including the named executive officers.

Under the 2018 Executive Bonus Plan, the Compensation Committee selected revenue and Non-GAAP operating income as the two corporate performance measures to fund the 2018 bonus pool. Funding of the bonus pool is evaluated on a quarterly basis, with threshold funding approved at 50% of the target pool for 95% achievement of our corporate metrics and maximum funding approved of up to 150% for over-achievement of Non-GAAP operating income targets calculated using stairstep interpolation. The Compensation Committee believed that the target levels for these two performance measures for 2018 would require a focused effort by management to achieve both levels of performance.

Individual Performance Measures

To achieve our compensation objective of rewarding individual performance, our CEO developed, and our Compensation Committee approved, a series of performance objectives for our named executive officers (other than himself), which he deemed to be integral to the achievement of the corporate performance objectives and strengthen our internal operations. In addition, the Compensation Committee recommended the individual performance objectives for our CEO, which were approved by the full Board.

For purposes of 2018 the Executive Bonus Plan, these individual performance objectives for the named executive officers were as follows:

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Mr. Steele - his performance objectives related to achieving externally-communicated revenue and billings, free cash flow, and gross margin targets, staffing recruitment and development, sales team productivity, inorganic growth and geographic revenue mix;

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Mr. Auvil - his performance objectives related to the public reporting process and associated statutory filings, investor relations, scale reporting organizations to meet global needs, and continued forecasting and reporting process improvements;

•	Mr. Knight - his performance objectives for product positioning related to our threat systems products group , sales enablement, service delivery and revenue delivery;
•	Mr. Swaroop - his performance objectives for product positioning related to our email security business unit , sales enablement, service delivery and revenue delivery;
•	Ms. Newell - her performance objectives related to sales team productivity, quota-carrying sales capacity, sales leadership recruitment and hiring and international revenue; and
•	Mr. Oestermann - his performance objectives for operational goals related to product positioning, sales enablement, service delivery, sales attainment and achievement, and revenue delivery.

At the end of the year, each executive officer’s (other than our CEO) individual performance was evaluated by our CEO, who then made recommendations to the Compensation Committee with respect to individual performance attainment percentage. In the case of our CEO, the independent members of the Board of Directors evaluated his individual contributions towards the achievement of his performance objectives.

Award Decisions and Analysis

In February 2019, the Compensation Committee evaluated our performance for 2018. For 2018, we achieved $717.0 million in revenue, which is approximately 100% of our annual revenue target for the Executive Bonus Plan. Our Non-GAAP operating income for the year 2018 was $83.6 million, which was approximately 117% of our Non-GAAP operating income target for the year. The Compensation Committee determined that performance against target (Revenue and Non-GAAP Operating Income) for 2018 would result in a total bonus pool of 159%.

Our CEO evaluated the achievement of each executive officer against his individual performance objectives and formulated a recommendation for each such executive officer’s annual bonus for consideration by the Compensation Committee. These recommendations were based on his subjective assessment of each individual’s contributions against their personal performance objectives during the year. In the case of our CEO, the independent members of the Board of Directors evaluated his performance against his individual performance objectives and determined the amount of his annual bonus. The Board of Directors determined that Mr. Steele satisfied his individual performance objectives at a level of 96%. The Compensation Committee determined that Mr. Auvil satisfied his personal performance objectives at a level of 96%; Mr. Knight satisfied his personal performance objectives at a level of 94%; and Mr. Swaroop satisfied his personal performance objectives at a level of 96%.

Based on these determinations, the Compensation Committee approved cash bonuses based on pro-rated base salaries to account for salary increases for the named executive officers as follows:

	Target Bonus (100%)	Individual performance %	Target Bonus (funded at 159%)	2018 Bonus
Gary Steele	$493,000	96%	$784,910	$753,514
Paul Auvil	$302,625	96%	$481,812	$462,540
David Knight	$227,740	94%	$362,587	$340,831
Bhagwat Swaroop	$213,290	96%	$339,581	$325,998

Ms. Newell and Mr. Oestermann resigned from employment with us effective June 1, 2018 and October 25, 2018, respectively.  As a result, neither Ms. Newell nor Mr. Oestermann were entitled to any amounts pursuant to the 2018 Executive Bonus Plan.  Pursuant to his Separation Agreement, subject to his execution of a release of claims, Mr. Oestermann became entitled to certain severance payments including a lump-sum payment of $250,000, equivalent to 50% of his target bonus for 2018. For details regarding Mr. Oestermann’s Separation Agreement, see the section entitled “Potential Change in Control Payments” below.

Equity Awards

We use equity awards to incent and reward our named executive officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. These equity awards have been granted in the form of both time-based and performance-based restricted stock units. We believe that an appropriate mix of RSU and PSU awards allow us to compete effectively in the current market and provide an appropriate long-term incentive for our executive officers.

2018 Annual Equity Awards

In February and March of 2018, the Compensation Committee approved, and in the case of our CEO recommended to the Board, equity awards for our named executive officers (other than Messrs. Oestermann and Sallé). These 2018 equity awards consisted of a mix of RSUs and PSUs. The target award for each equity vehicle was established based on a combination of grant value and value as a percentage of market capitalization. The combined value of the annual target award was then divided into half (1/2 RSU awards and 1/2 PSU awards) to establish share guidelines for each executive position. Mr. Oestermann was granted both RSUs and PSUs pursuant to the terms of his offer letter in connection with his appointment as our President and Chief Operating Officer. Mr. Sallé was granted equity awards in the form of RSUs with the target value otherwise consistent with this methodology described above.

The size of the 2018 annual equity awards was determined by the Compensation Committee and based on its evaluation of the annual competitive analysis prepared by Compensia, the Committee’s subjective assessment of the performance of our executive officers, their objectives to motivate and retain our executive officers and the relevant peer company market practices. The Compensation Committee reviews equity award amounts from two perspectives; grant-date fair value and grant-date value as a percentage of market capitalization. The Compensation Committee exercised its judgment to set the value of the equity awards for each executive officer, taking into consideration its assessment of each individual’s performance, the current equity holdings of each executive officer (with an emphasis on the remaining vesting requirements of any unvested holdings), the relative roles and responsibilities of each executive officer, and its desire to maintain parity in the awards granted to executive officers performing substantially similar responsibilities. The individual equity awards delivered were based on the executives’ performance against their contributions, including each executive officer’s individual performance for 2017, and an overall assessment of our financial performance in areas such as revenue, bookings, gross margin and cash flow. We believe this approach allows for a more stable methodology on a year-over-year basis and ensures a more qualitative method to evaluate market values for equity and helps ensure we are granting equity awards in amounts that are market balanced and in line with our overall compensation philosophy.

Since January 2015, annual PSUs granted to our named executive officers vest over a four-year period based on both a performance condition and a time-based vesting requirement. Pursuant to the performance condition, 100% of the shares of our common stock subject to the 2018 PSUs will become eligible for vesting if, during the four year period commencing January 1, 2018, we satisfy the performance condition.

Additional Executive CEO Grants

Gary Steele, CEO and Chairman

Mr. Steele was granted additional equity awards by our Board of Directors in each of June and December 2018. In approving these grants, the Board of Directors considered the performance and growth of the business in 2017, Mr. Steele’s tenure with the organization, and Mr. Steele’s efforts to develop our senior management team and focus the organization on continued growth in the market. The Board of Directors also noted that, as the chief executive officer of a public company with a history of continued and strong steady revenue growth and strong overall performance and his proven leadership in a growing industry sector, a meaningful equity award was appropriate to set his overall total compensation opportunity at approximately 75% of the median total direct compensation of chief executive officers of the companies in the compensation peer group. After taking into account compensation practices among our peer group, the competitive industry environment in which we operate, and the CEO’s existing unvested equity awards, the Board determined these additional grants were appropriate to support the continued retention of our CEO and reinforce our ongoing pay-for-performance compensation philosophy.

Accordingly, in June 2018, the Board granted Mr. Steele an RSU of 130,000 shares, which would vest in full over a 12-month period. In addition, on December 31, 2018, our Board of Directors approved an additional 225,091 shares underlying time-based RSUs and 225,090 underlying PSUs for our CEO as described below, taking into consideration market data provided by Compensia, and based on the need to motivate and retain our CEO.

The additional RSUs are eligible to vest over four years, with 25% of the total shares subject to the RSUs vesting on the first anniversary of the grant date, and the balance of the total shares subject to the RSUs vesting in equal annual installments over the following three years, in each case subject to the CEO’s continued service with us on the applicable time-based vesting date.

The PSUs are eligible to vest in two tranches, subject to the achievement of both revenue and revenue growth rate and free cash flow margin metrics, subject to certain adjustments, as well as the CEO’s continued service as our CEO on the applicable achievement dates.  These specific metrics were selected because they are relevant indicators of our financial performance over the short- and long- term. Revenue reflects growth in our business.  Revenue growth rate and free cash flow margin provides balance to encourage profitable revenue growth.

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Tranche A.  Up to 50% of the total number of PSUs will vest if the performance metrics are achieved on December 31, 2020.  Such number will be reduced to 25% of the total number of PSUs if these performance metrics are not achieved until December 31, 2021.  The Tranche A PSUs will cancel and be forfeited if they are not achieved by December 31, 2021.

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Tranche B.  Up to 50% of the total number of PSUs will vest if the performance metrics are each achieved at higher levels on December 31, 2022, and such number will be reduced to 25% of the total number of PSUs if these performance metrics are not achieved until December 31, 2023.  These are referred to as the Tranche B PSUs.  The Tranche B PSUs will cancel and be forfeited if they are not achieved by December 31, 2023.

We believe the foregoing metrics represent challenging goals that will require significant growth to achieve. We believe that these metrics represent confidential company development and business plans, the disclosure of which prior to the end of the applicable measurement period would result in competitive harm to the Company.

Paul Auvil, Chief Financial Officer.

In June 2018, our Compensation Committee also approved an additional grant of RSUs to Paul Auvil, which are eligible to vest over a four-year period, subject to Mr. Auvil’s continued service with us. In determing this award, the Compensation Committee took into account compensation practices among our peer group, the competitive industry environment in which we operate, and Mr. Auvil’s existing unvested equity and determined the additional grant was appropriate to further incentivize and support the retention of Mr. Auvil as a key member of our executive team.

The RSU awards and PSU awards granted to the named executive officers in 2018 were as follows:

	Number of Shares Underlying
Named Executive Officer	RSUs	PSUs at Target (1)
Mr. Steele	397,691	267,690
Mr. Auvil	66,600	16,600
Mr. Knight	16,600	16,600
Mr. Sallé	41,000	—
Mr. Swaroop	8,000	8,000
Ms. Newell (2)	16,600	16,600
Mr. Oestermann (3)	82,853	82,853
(1)

The maximum number of shares eligible to be earned pursuant to the 2018 PSUs awarded to our named executive officers is 100% of target.  Except for the PSUs granted to Mr. Steele (as described above), the PSUs granted to our named executive officers in 2018 are not eligible to be earned for achievement below target levels.

(2)

Ms. Newell resigned from her position as our Executive Vice President, Global Field Operations, effective June 1, 2018.  In connection with her separation from service, Ms. Newell forfeited her unvested equity awards, including her RSUs and PSUs granted in 2018

(3)

Mr. Oestermann resigned from his position as our President and Chief Operating Officer effective October 25, 2018.  Pursuant to his Separation Agreement, subject to his execution of a release of claims, 20,713 shares underlying Mr. Oestermann’s RSUs became vested. The remaining shares subject to his RSUs and all of the shares underlying his PSUs were forfeited.

Achievement of Performance Objectives for 2017 PSU Awards

Our 2017 PSU awards were eligible to be earned at a maximum level of 100% of the shares of our common stock subject to the awards if, during the four-year period commencing January 1 of the year of grant, we have had five consecutive quarters of year-over-year revenue growth exceeding 35% while at the same time generating cumulative free cash flow of no less than 20% of cumulative revenues over the same five quarter period.

For five consecutive quarters (the four quarters of 2017 and the first quarter of 2018) in each quarter we exceeded the target of 30% and 35% year over year revenue growth (achieving revenue growth of 43%, 36%, 35%, 36% and 40% for each of the five quarters) and generated free cash flow of 20% of cumulative revenues over the same five (5) quarter period taken as a whole.

On June 1, 2018, the Compensation Committee certified that, based on the achievement described above, we had exceeded the target performance objectives for the 2017 PSU awards, resulting in each of our named executive officers earning the number of shares as follows (Mr. Oestermann and Mr. Sallé were not participants in the 2017 program):

	PSU Award (number of shares at target performance level)	PSU Award (number of shares at maximum performance level)	PSU Award (number of shares earned)	PSU Award (market value of number of shares earned as of date of award certification)
Mr. Steele	22,500	45,000	45,000	$5,425,650
Mr. Auvil	10,000	20,000	20,000	$2,411,400
Mr. Knight	6,000	12,000	12,000	$1,446,840
Mr. Swaroop	4,000	8,000	8,000	$964,560
Ms. Newell	8,000	16,000	16,000	$1,929,120

Welfare and Other Benefits

We have established a 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. In 2018, we commenced a match to the 401(k) contributions for all employees who contribute to the plan, including executive officers.  The company matches 50% of an employee’s contributions up to a maximum of either the lesser of 2.5% of contribution or $1,000 in a calendar year. The match also includes a vesting schedule, based on tenure, with full vesting at 4 years of service. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that eligible contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including the named executive officers, on the same basis as all our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts and health spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not currently provide perquisites to our executive officers. During 2018, none of the named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each named executive officer.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee or the independent members of the Board of Directors, as applicable.

Employment Agreements; Severance Arrangements

We have entered into employment agreements with each of our executive officers, except as described below. Each of the employment offer letters provide for “at-will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity and/or a commissions plan, and an equity award. We believe that these employment offer letters were necessary to recruit our executive team and induce these individuals to forego other employment opportunities.

In April 2018, the Compensation Committee (and in the case of our Mr. Steele, our Board of Directors) approved Change in Control and Severance Agreements with certain executive officers of the Company, including our named executive officers, designed to provide severance and other benefits in the event of certain qualifying terminations, including certain termination in connection with a change in control or leadership of the Company. Mr. Oestermann and Mr. Sallé also entered into Change in Control and Severance Agreements in July 2018 and October 2018, respectively, in connection with their appointment as executive officers of the Company. Our Compensation Committee and Board of Directors believe that these post-termination benefits serve our executive retention objectives by helping the named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of our company. The terms of these agreements were determined after review by our Board of Directors or the Compensation Committee, as applicable, of our retention goals for each executive officer and an analysis of relevant market data.  The terms of the Change in Control and Severance Agreements are discussed in more detail in the “Potential Payments upon Termination or Change in Control” section below.

We entered into a separation agreement with Mr. Oestermann pursuant to which he resigned from his position as our President and Chief Operating Officer, effective October 25, 2018. In accordance with the terms of his separation agreement, Mr. Oestermann was entitled to certain severance payments and other benefits, each of which is discussed in more detail in the “Potential Payments upon Termination or Change in Control” section below.

Other Compensation Policies

Derivatives Trading Policy

Our Insider Trading Policy prohibits the trading of derivatives or the hedging of our equity securities by our employees, including the named executive officers, and directors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers. While our Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Recent changes to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” including stock option grants, effective for taxable years after December 31, 2017. As a result, any cash or equity compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017 or special rules applicable to awards granted by newly public companies.  Because of uncertainties in the interpretation and implementation of the changes to Section 162(m), including the scope of the transition relief, we can offer no assurance of deductibility.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. None of our executive officers, including our named executive officers, are entitled to “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999.

Accounting for Stock-Based Compensation

We follow ASC 718 for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other equity award.

Risk Assessment of Compensation Programs

We have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on our company. To make this determination, our Compensation Committee, in consultation with management reviewed the compensation policies, plans and practices for our executive officers, as well as for all other employees. We assessed the following features of our compensation, plans and practices: design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Based on this review, we believe that our compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Executive Compensation Tables

The following table provides information regarding all plan and non-plan compensation, earned by or awarded to, our named executive officers for the fiscal years ended December 31, 2016, 2017, 2018.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(1)		Stock Awards (2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total(4)
Gary Steele	2018	$496,875		$63,477,494		$—	$753,514	$2,413	$64,730,296
Chief Executive Officer and Chairman	2017	$472,917		$5,525,550		$—	$523,115	$625	$6,522,207
	2016	$450,000		$3,165,447	(6)	$1,474,213	$—	$342	$5,090,002
Paul Auvil	2018	$406,250		$9,953,784		$—	$462,540	$1,690	$10,824,264
Chief Financial Officer	2017	$377,500		$2,421,600		$—	$317,208	$500	$3,116,808
	2016	$360,000		$1,674,266	(6)	$725,766	$—	$342	$2,760,374
David Knight	2018	$387,500		$3,913,284		$—	$340,832	$655	$4,642,271
Executive Vice President and General Manager, Security Products	2017	$367,500		$1,452,960		$—	$195,047	$4,217	$2,019,724
	2016	$347,917		$631,080		$362,883	$221,415	$3,164	$1,566,459
Blake Sallé	2018	$358,333		$4,153,610		$—	$298,694	$1,673	$4,812,310
Executive Vice President, Worldwide Sales
Bhagwat Swaroop	2018	$363,125		$1,885,920		$—	$325,998	$1,614	$2,576,657
Executive Vice President, Industry Solutions and Business Development	2017	$350,000		$968,640		$—	$195,505	$7,939	$1,522,084
	2016	$175,000	(7)	$4,334,280		$858,758	$112,541	$143	$5,480,722
Tracy Newell	2018	$182,526		$3,913,284		$—	$—	$1,224	$4,097,034
Former Executive Vice President, Global Field Operations (8)	2017	$417,500		$1,937,280		$—	$433,196	$552	$2,788,528
	2016	$400,000		$631,080		$362,883	$519,947	$3,164	$1,917,074
Klaus Oestermann	2018	$140,384		$19,826,723		$—	$—	$755,135	$20,722,242
Former President and Chief Operating Officer (9)

(1)

Mr. Sallé was promoted to the position of Executive Vice President, Worldwide Sales, effective October 25, 2018. In connection with his promotion, Mr. Sallé’s base salary was increased from $350,000 to $400,000. Amounts reflected in 2018 for Mr. Oestermann, and Ms. Newell are pro-rated to reflect a partial year of service. For more information see Notes 8-9 below. Mr. Swaroop’s 2016 salary was pro-rated as of his date of hire, July 1, 2016.

(2)

Unless otherwise noted in these footnotes, the amounts in this column represent the aggregate grant date fair values of the RSU awards and PSU awards granted during the year indicated, computed in accordance with FASB Accounting Standards Codification Topic 718, excluding estimated forfeitures. Ms. Newell forfeited her unvested equity awards, including her 2018 RSU and PSU awards. Pursuant to the terms of his Separation Agreement, 20,713 shares underlying Mr. Oestermann’s 2018 RSUs became vested, and Mr. Oestermann forfeited the remainder of shares underlying his RSUs and PSUs. See Notes 8-9 below.

The table below sets forth the grant date fair value for PSUs awarded in 2018, 2017 and 2016.

Named Executive Officer	Fiscal Year	Probable outcome of Performance Stock Units Grant Date Fair Value	Maximum outcome of Performance Stock Units Grant Date Fair Value
Gary Steele	2018	$23,886,055	$23,886,055
	2017	$1,841,850	$3,683,700
	2016	$830,922	$1,661,844
Paul Auvil	2018	$1,956,642	$1,956,642
	2017	$807,200	$1,614,400
	2016	$420,720	$841,440
David Knight	2018	$1,956,642	$1,956,642
	2017	$484,320	$968,640
	2016	$210,360	$420,720
Blake Sallé	2018	$—	$—
Bhagwat Swaroop	2018	$942,960	$942,960
	2017	$322,880	$645,760
	2016	$418,220	$836,440
Tracey Newell	2018	$1,956,642	$1,956,642
	2017	$645,760	$1,291,520
	2016	$210,360	$420,720
Klaus Oestermann	2018	$9,913,361	$9,913,361

(3)

The amounts in this column represent the aggregate grant date fair values of the stock options granted during the year indicated, computed in accordance with FASB Accounting Standards Codification Topic 718, excluding estimated forfeitures. The assumptions used in calculating the grant date fair value of the option awards reported are set forth in Note 10 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)

The amounts in this column represent total performance-based cash bonuses earned for services rendered in the year referenced in the row under the Executive Bonus Plan. As described above, achievement under the Executive Bonus Plan takes into consideration corporate performance measures as well as individual performance. Ms. Newell resigned effective June 1, 2018, and Mr. Oestermann resigned effective October 25, 2018. As a result, neither executive was entitled to payment pursuant to the Executive Bonus Plan for 2018, except that Mr. Oestermann became entitled to an amount equivalent to 50% of his target bonus pursuant to the terms of his Separation Agreement. See Notes 8-9 below.

(5)

Consists of amounts relating to the Company’s payment of life insurance premiums on behalf of our named executive officers pursuant to the Company’s health and welfare benefit plans, payments of 401(k) match. For Mr. Oestermann, amounts in this column also include severance payments and benefits pursuant to his Separation Agreement. See Note 9 below.

(6)

Messrs. Steele and Auvil each elected to receive the 2016 bonus payout in the form of restricted stock awards (RSAs) with 15% premium vested on the first anniversary of the date of grant. The amounts include the 15% premium.

(7)	Mr. Swaroop’s 2016 salary was prorated as of date of hire (7/1/2016).
(8)

Ms. Newell resigned from her position as Executive Vice President, Global Field Operations, effective June 1, 2018. As a result, Ms. Newell was not entitled to any bonus compensation pursuant to the 2018 Executive Bonus Plan and each of Ms. Newell’s equity grants in 2018 were forfeited upon her termination of employment. Ms. Newell’s base salary reflects pro-rated amounts paid based on her partial year of service.

(9)

Mr. Oestermann was appointed as our President and Chief Operating Officer effective July 9, 2018. We entered into a Separation Agreement with Mr. Oestermann pursuant to which he resigned from such positions effective October 25, 2018. In accordance with the terms of his Separation Agreement, subject to his execution of a general release of claims against the Company, Mr. Oestermann was entitled to (i) a lump-sum payment of $500,000, equivalent to 12 months of his base salary, (ii) a lump-sum payment of $250,000, equivalent to 50% of his target bonus pursuant to the Executive Bonus Plan, and (iii) payment of premiums for continued healthcare coverage under COBRA for up to 12 months, each of which is reflected in the “All Other Compensation” column.  In addition, 20,713 shares of the RSUs granted to Mr. Oestermann (the grant date value of which is set forth in the column entitled “Stock Awards”) became immediately vested, and Mr. Oestermann forfeited all of his other equity awards.

2018 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of	Grant Date Fair Value
Named Executive Officer	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)		Shares of Stock or Units (#)	of Stock and Option Awards(1)
Gary Steele	3/19/2018								42,600	$5,021,262
	3/19/2018				—	42,600	42,600	(4)		$5,021,262
	6/8/2018								130,000	$15,705,300
	12/31/2018								225,091	$18,864,877
	12/31/2018				—	225,090	225,090	(5)		$18,864,793
		$248,958	$497,917	$746,875
Paul Auvil	3/19/2018								16,600	$1,956,652
	3/19/2018				—	16,600	16,600	(4)		$1,956,652
	6/8/2018								50,000	$6,040,500
		$152,813	$305,625	$458,438
David Knight	3/19/2018								16,600	$1,956,652
	3/19/2018				—	16,600	16,600	(4)		$1,956,652
		$116,500	$233,000	$349,500
Blake Sallé	3/19/2018								7,000	$825,090
	10/25/2018								30,000	$2,969,400
	10/29/2018								4,000	$359,120
		$—	$—	$—
Bhagwat Swaroop	3/19/2018								8,000	$942,960
	3/19/2018				—	8,000	8,000	(4)		$942,960
		$109,125	$218,250	$327,375
Tracey Newell (2)	3/19/2018								16,600	$1,956,652
	3/19/2018				—	16,600	16,600	(4)		$1,956,652
		$219,167	$438,333	$657,500
Klaus Oestermann (3)	7/9/2018								82,853	$9,913,361
	7/9/2018				—	24,856	24,856	(4)		$2,974,020
	7/9/2018				—	57,997	57,997	(6)		$6,939,341
		$114,583	$229,167	$343,750

(1)

The amounts in this column represent the aggregate grant date fair values of the RSUs and PSUs granted during the year indicated in the row, computed in accordance with FASB Accounting Standards Codification Topic 718.

(2)

Ms. Newell resigned from her position as Executive Vice President, Global Field Operations, effective June 1, 2018. As a result, each of Ms. Newell’s equity grants in 2018 were forfeited upon her termination of employment.

(3)

We entered into a Separation Agreement with Mr. Oestermann pursuant to which he resigned as our President and Chief Operating Officer, effective October 25, 2018.  In accordance with the terms of his Separation Agreement, subject to his execution of a general release of claims against the Company, 20,713 shares underlying the RSUs granted to Mr. Oestermann in 2018 became immediately vested, and Mr. Oestermann forfeited all of his other equity awards.

(4)

The amounts in this row reflect, in share amounts, the target and maximum potential PSUs for the performance period from January 1, 2018, through December 31, 2021. The 2018 PSU program did not contain any threshold value. These PSU awards vest over a four-year period as follows: 100% of the unvested PSUs will become eligible for vesting if, during the four-year period following the grant (the “Performance Period”), the company (a) has had five consecutive quarters of year over year revenue growth exceeding the pre-defined target percentage and (b) has achieved certain cash flow metrics per the Board-approved operating plan cumulatively over the same five quarter period, subject to the executive’s continued service with us through the applicable year and achievement.

(5)

The amounts in this row reflect, in share amounts, the target and maximum potential PSUs for the performance period from January 1, 2020, through December 31, 2023. This PSU grant did not contain any threshold value. These PSUs are divided into two equal tranches with equal shares of PSUs in each tranche. Each tranche is eligible to vest subject to the achievement of pre-defined performance criteria relating to revenue and free cash flow. Tranche A (constituting 50% of the total number of shares underlying the PSUs) will vest in full if the first set of metrics is achieved in year 2020, or vest as to half of the tranche (constituting 25% of the total number of shares underlying the PSUs) if such metrics are achieved in year 2021. Tranche B (constituting 50% of the total number of shares underlying the PSUs) will vest in full if the second set of metrics is achieved in year 2022, or vest as to half of the tranche (constituting 25% of the total number of shares underlying the PSUs) if such metrics are achieved in year 2023. In each case, vesting is subject to Mr. Steele’s continued service with us through the applicable year of achievement. For a more detailed discussion related to Mr. Steele’s PSU awards, see the section entitled “Compensation Discussion and Analysis” above.

(6)

The amounts in this row reflect, in share amounts, the target and maximum potential PSUs for the performance period from July 1, 2018, through June 30, 2022. These PSU awards vest over a four-year period as follows: 100% of the unvested PSUs will become eligible for vesting if, during the four-year period following the grant”, the company (a) has had five consecutive quarters of year over year revenue growth exceeding the pre-defined target percentage and (b) has achieved certain profitability metrics per the Board-approved operating plan cumulatively over the same five quarter period.

Outstanding Equity Awards at December 31, 2018

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(#)(1)		Option Exercise Price	Option Expiration	Number of Shares or Units That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Named Executive Officer	Exercisable	Unexercisable	(2)	Date	(#)(3)		(4)
Gary Steele	88,015	—	$14.12	3/4/2023
	120,000	—	$36.00	3/25/2024
	95,833	4,167	$57.49	4/5/2025
	46,042	18,958	$50.93	4/7/2026
					10,750		$900,958
					14,500		$1,215,245
					15,800		$1,324,198
					15,800		$1,324,198
					33,750		$2,828,588
					30,938		$2,592,914
					42,600		$3,570,306
					42,600	(5)	$3,570,306
					65,000	(6)	$5,447,650
					225,091		$18,864,877
					225,090	(7)	$18,864,793
Paul Auvil	90,000	—	$14.12	3/4/2023
	80,000	—	$36.00	3/25/2024
	30,667	1,333	$57.49	4/5/2025
	22,667	9,333	$50.93	4/7/2026
					4,250		$356,193
					5,500		$460,955
					8,000		$670,480
					8,000		$670,480
					15,000		$1,257,150
					13,750		$1,152,388
					16,600		$1,391,246
					16,600	(5)	$1,391,246
					50,000		$4,190,500

David Knight	1,562	—	$36.00	3/25/2024
	11,486	542	$57.49	4/5/2025
	11,333	4,667	$50.93	4/7/2026
					1,750		$146,668
					2,500		$209,525
					1,750		$146,668
					4,000		$335,240
					4,000		$335,240
					9,000		$754,290
					8,250		$691,433
					16,600		$1,391,246
					16,600	(5)	$1,391,246
Blake Sallé					15,000		$1,257,150
					7,000		$586,670
					4,000		$335,240
					30,000		$2,514,300
Bhagwat Swaroop	15,104	9,896	$77.50	8/28/2026
					23,750		$1,990,488
					5,500		$460,955
					6,000		$502,860
					5,500		$460,955
					8,000		$670,480
					8,000	(5)	$670,480

(1)

Unless otherwise noted in these footnotes, all stock options referenced in this table vest as to 25% of the shares of our common stock subject to the option on the first anniversary of the vesting commencement date, with the remainder of the shares vesting monthly in equal installments over the next three years.

(2)

Represents the fair market value of a share of our common stock, as determined by our Board of Directors or as determined by the closing market price, on the option’s grant date. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies—Stock-Based Compensation” of our annual report on Form 10-K for a discussion of how we have valued our common stock.

(3)

Unless otherwise noted in these footnotes, all RSUs referenced in this table vest as to 25% of the underlying shares of common stock on each of the four successive anniversaries of the vesting commencement date, subject to the executive’s continued service on each applicable vesting date.

(4)	Market value of shares based on closing price of our common stock as reported on the NASDAQ Stock Market on December 31, 2018 of $83.81.
(5)	Represent maximum potential PSUs outstanding on December 31, 2018. Please refer to Note (4) for the “Grant of Plan-Based Awards” table for detail.
(6)	Represents the RSUs vesting with respect to 25% of the underlying shares on each quarterly anniversary of the vesting commencement date.
(7)	Represent maximum potential PSUs outstanding on December 31, 2018. Please refer to Note (5) for the “Grant of Plan-Based Awards” table for detail.

2018 Options Exercised and Stock Vested

The following table provides information regarding stock option exercises by our named executive officers during the 2018 fiscal year, and the number of shares of underlying RSUs held by each named executive officer that vested during the 2018 fiscal year. Value realized on option exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Value realized on vesting of restricted stock unit awards is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the named executive officer.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Gary Steele	380,000	$37,126,472	152,927	$16,552,093
Paul Auvil	28,448	$3,027,999	43,231	$4,663,709
David Knight	—	$—	18,750	$2,073,425
Blake Sallé	—	$—	5,000	$575,550
Bhagwat Swaroop	—	$—	19,125	$2,190,691
Tracey Newell	19,453	$991,617	21,750	$2,377,185
Klaus Oestermann	—	$—	20,713	$2,050,173

Potential Payments upon Termination or Change in Control

In April 2018 (and in the case of Mr. Sallé, October 2018), we entered into Change in Control and Severance Agreements (“Severance Agreement”) with certain executive officers of the Company that provide for certain severance and other benefits in the event of certain terminations of employment, including in connection with a change in control transaction. In addition, the terms of severance and other benefits for Mr. Oestermann were set forth in his employment agreement with the Company, dated July 6, 2018. These arrangements are designed to retain executives and provide continuity of management in the event of a change in control.

Change in Control Severance Agreements

Pursuant to each such Severance Agreement, in the event each executive officer (other than Mr. Oestermann) experiences a qualifying termination (a termination without “cause” or resignation for “good reason”), each as defined in Severance Agreement, subject to his or her execution of a general release of claims, the executive will become entitled to receive (i) a cash lump-sum severance payment equal to six months of his or her base salary, as in effect immediately prior to the qualifying termination; and (ii) payment for continued healthcare coverage under COBRA for up to six months for the executive officer and his or her covered dependents.

In addition, solely to the extent the qualifying termination occurs within 12 months following any change in the Company’s Chief Executive Officer, each of the executive officer’s outstanding equity awards  (including equity awards subject to performance-based vesting criteria, to the extent the applicable performance criteria has been achieved upon termination) shall accelerate and become vested and exercisable as if the executive officer had completed an additional 12 months of service following the effective date of his or qualifying termination (reduced to six months if the effective date of the qualifying termination is less than 12 months after executive officer’s commencement of employment with the Company).

In the event the executive officer experiences a qualifying termination during the period beginning three months prior to a change in control of the Company (as defined in the Severance Agreement) or, if earlier, upon the execution of a definitive agreement to effect a change in control, and ending 18 months following the consummation of a change in control, subject to his or her execution of a general release of claims, the executive will become entitled to receive (i) a cash lump-sum severance payment equal to six months  of his or her base salary, as in effect immediately prior to the qualifying termination; (ii) a cash lump-sum payment equal to 50% of the executive officers annual target bonus, as in effect immediately prior to the qualifying termination; and (iii) payment for continued healthcare coverage under COBRA for up to six months for the executive officer and his or her covered dependents.  In addition, each of the executive officer’s outstanding equity awards (including awards that would otherwise vest only upon satisfaction of performance criteria) will accelerate and become vested and exercisable in full; provided that if the Company’s execution of the definitive agreement to effect a change in control occurs less than 12 months  after the executive officer’s commencement of employment with the Company, his or her equity awards will accelerate and become vested and exercisable, as applicable, with respect to 50% of the shares underlying his or her equity awards at the time of the qualifying termination, with all performance-based awards determined as if all applicable performance criteria were achieved at target levels.

We have entered into employment, termination of employment and change-in-control arrangements with our named executive officers as summarized below:

Gary Steele     The following table summarizes the potential payments and benefits payable to Mr. Steele upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Steele was terminated on December 31, 2018.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—
Qualifying Termination Unrelated to a Change in Control	$250,000	$—	$—	$—	$3,385
Qualifying Termination following Changes in the CEO	$250,000	$—	$643,975	$15,245,961	$3,385
Qualifying Termination in Connection with a Change in Control	$250,000	$248,958	$733,014	$41,639,238	$3,385

Paul Auvil.    The following table summarizes the potential payments and benefits payable to Mr. Auvil upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Auvil was terminated on December 31, 2018.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—
Qualifying Termination Unrelated to a Change in Control	$205,000	$—	$—	$—	$14,565
Qualifying Termination following Changes in the CEO	$205,000	$—	$298,125	$3,260,209	$14,565
Qualifying Termination in Connection with a Change in Control	$205,000	$152,813	$341,954	$11,540,637	$14,565

David Knight    The following table summarizes the potential payments and benefits payable to Mr. Knight upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Knight was terminated on December 31, 2018.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—
Qualifying Termination Unrelated to a Change in Control	$195,000	$—	$—	$—	$14,565
Qualifying Termination following Changes in the CEO	$195,000	$—	$145,785	$1,479,247	$14,565
Qualifying Termination in Connection with a Change in Control	$195,000	$116,500	$167,716	$5,401,555	$14,565

Blake Sallé    The following table summarizes the potential payments and benefits payable to Mr. Sallé upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Sallé was terminated on December 31, 2018.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—
Qualifying Termination Unrelated to a Change in Control	$200,000	$—	$—	$—	$10,674
Qualifying Termination following Changes in the CEO	$200,000	$—	$—	$1,278,103	$10,674
Qualifying Termination in Connection with a Change in Control	$200,000	$—	$—	$4,693,360	$10,674

Bhagwat Swaroop    The following table summarizes the potential payments and benefits payable to Mr. Swaroop upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Swaroop was terminated on December 31, 2018.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—
Qualifying Termination Unrelated to a Change in Control	$182,500	$—	$—	$—	$14,565
Qualifying Termination following Changes in the CEO	$182,500	$—	$39,438	$1,686,676	$14,565
Qualifying Termination in Connection with a Change in Control	$182,500	$109,125	$62,444	$4,756,218	$14,565

Klaus Oestermann    Mr. Oestermann resigned from his position as our President and Chief Operating Officer, as well as a member of our Board, effective October 25, 2018. In connection with his resignation, the Company entered into a separation agreement with Mr. Oestermann providing for the severance and benefits set forth in his offer letter with the Company.  In accordance with such terms, following his execution of a general release of claims against the Company, Mr. Oestermann became entitled to a cash lump-sum severance payment equal to 12 months of his base salary, (ii) payment for continued healthcare coverage under COBRA for Mr. Oestermann and his covered dependents for up to 12 months and (iii) 50% of Mr. Ostermann’s variable compensation for 2018, reduced by any portion of such compensation otherwise paid during the fiscal year.  In addition, the vesting of Mr. Oestermann’s RSUs was accelerated so that the RSUs became vested as if Mr. Oestermann had completed 12 months of service.  In connection with his separation, Mr. Oestermann forfeited the remainder of his RSUs and each of his PSUs.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Qualifying Termination Unrelated to a Change in Control	$500,000	$250,000	$—	$2,050,173	$4,855

Tracey Newell.    Ms. Newell voluntarily resigned from her position as Executive Vice President, Global Field Operations, effective June 1, 2018 and was not entitled to any severance payments or other benefits in connection with such termination and each of Ms. Newell’s unvested equity grants were forfeited upon her termination of employment.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees (excluding Mr. Steele, our Chief Executive Officer, or CEO) and the annual total compensation of our CEO.

For 2018:

•	The median of the annual total compensation of all employees of our company, excluding our CEO, was $138,666; and
•	The annual total compensation of our CEO was $64,730,296.

Based on this information the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 467:1. This ratio is meant to be a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In 2018, due to a significant change of employee population though organic hiring, acquisitions, and transitions, we determined there was a need to review the employee population and reestablish our median employee. Thus the ratio for 2018 represents a new median employee in the ratio.

As permitted by SEC rules, to identify our median employee, we selected base salary, which we calculated as annual base pay using a reasonable estimate of the hours worked during 2018 for hourly employees and using annual salary for our remaining employees, as the compensation measure to be used to compare the compensation of our employees as of December 31, 2018, for the 12-month period from January 1, 2018, through December 31, 2018.

We annualized base pay for any permanent employees who commenced work during 2018. We also applied a conversion rate for our non-U.S. employee as of December 31, 2018. We did not include any contractors or other non-employee workers in our employee population.

Using this approach, we selected the individual who was at the median of our employee population. We then calculated annual total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. We determined that such individual’s annual total compensation for the fiscal year ended December 31, 2018 was $138,666.

We determined the annual total compensation of our CEO, Mr. Steele, for the fiscal year ended December 31, 2018 was $64,730,296, as reported in our 2018 Summary Compensation Table. Mr. Steele’s total compensation includes additional grants made in December 2018 of both restricted stock units and performance stock units, which our Board of Directors determined were appropriate to support the continued retention of our CEO and reinforce our ongoing pay-for-performance compensation philosophy. The increase in the pay ratio between the annual total compensation of our median employee and our CEO, as compared to the ratio presented for 2017 reflects these additional grants.  For additional information related to our executive compensation program, please see the section entitled “Compensation Discussion and Analysis — Additional Executive Equity Grants.”

Because the SEC rules for identifying the median of the annual total compensation of all employees of our company and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to the our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. We provide this disclosure not to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess our compensation practices.

REPORT OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Proofpoint under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Mr. Feiber, Chair

Ms. Evan

Mr. Wallace

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2018, with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2002 Stock Option/Stock Issuance Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Proofpoint in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#)
Equity compensation plans approved by security holders	1,231,714	(1)	$29.06	9,798,703	(2)
Equity compensation plans not approved by security holders	—	(3)	$—	—
Total	1,231,714		$29.06	9,798,703

(1)	Excludes purchase rights accruing under the 2012 Employee Stock Purchase Plan.
(2)

Includes 1,880,139 shares that remain available for purchase under the 2012 Employee Stock Purchase Plan and 4,533,994 shares of common stock that are subject to outstanding awards under the 2012 Equity Incentive Plan. Any such shares of common stock that are subject to outstanding awards under the 2002 Stock Option/Stock Issuance Plan that are issuable upon the exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for future grant and issuance under the 2012 Equity Incentive Plan. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on the first day of January of each of 2013 through 2020 by the number of shares equal to 1% of the total outstanding shares of our common stock as of the immediately preceding December 31st (rounded down to the nearest whole share).

(3)

Excludes outstanding options to acquire 16,219 shares of common stock with weighted average exercise price of $5.21 and 31,869 shares subject to outstanding awards that were assumed as part of FireLayers, Ltd. acquisition; outstanding options to acquire 3,327 shares of common stock with weighted average exercise price of $31.14 and 2,247 shares subject to outstanding awards that were assumed as part of Cloudmark, Inc. acquisition; and outstanding options to acquire 4,214 shares of common stock with weighted average exercise price of $3.20 that were assumed as part of WebLife Balance, Inc. acquisition. No further options or awards may be granted under these assumed plans.

RELATED PARTY TRANSACTIONS

Other than compensation arrangements, including employment, termination of employment and change in control and indemnification arrangements, discussed above in the section entitled “Executive Compensation,” there are no transactions since January 1, 2018, or currently proposed transactions in which:

•	we have been or are to be a participant;
•	the amount involved exceeded or exceeds $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

Our board of directors has adopted a written related-person transactions policy. Under this policy, the audit committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is approved by the compensation committee;
•	compensation to non-employee directors that is approved by our board of directors and is required to be reported in our proxy statement;
•

transactions with another company at which (i) the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in that partnership; or (ii) the related person is a director (and his or her interest in the transaction arises solely from his or her position as a director of that company);

•

charitable contributions, grants or endowments by us to a charitable organization, foundation or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in our fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by us and all holders of those securities receive proportional benefits;
•	ordinary course business travel and expenses, advances and reimbursements; and
•

payments made pursuant to (i) directors and officers insurance policies, (ii) our certificate of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by our board of directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they will be reviewed by our disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the audit committee. Transactions may also be identified through our code of business conduct and ethics or other policies and procedures and reported to the audit committee. The audit committee will review the material facts of all related person transactions and either approve, disapprove, ratify, rescind, or take other appropriate action (in its discretion) with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Proofpoint’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Proofpoint under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Proofpoint specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with Proofpoint’s management and PricewaterhouseCoopers, LLP the audited consolidated financial statements of Proofpoint for the year ended December 31, 2018. The Audit Committee has also discussed with PricewaterhouseCoopers, LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers, LLP its independence from Proofpoint.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Proofpoint’s annual report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

R. Scott Herren, Chair

Dana Evan

Kristen Gil

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Proofpoint’s bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Proofpoint, Inc., 892 Ross Drive, Sunnyvale, California 94089, Attn: Corporate Secretary.

To be timely for the 2020 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Proofpoint not earlier than 5:00 p.m. Pacific Time on February 22, 2020 and not later than 5:00 p.m. Pacific Time on March 23, 2020. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Proofpoint’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Proofpoint’s 2020 annual meeting must be received by the company not later than December 19, 2020 in order to be considered for inclusion in Proofpoint’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Proofpoint’s directors, executive officers and any persons who own more than 10% of Proofpoint’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Proofpoint with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Proofpoint and written representations from the directors and executive officers, Proofpoint believes that all Section 16(a) filing requirements were timely met in 2018, except, due to administrative errors, (1) a late Form 4 was filed for Mr. Steele on February 5, 2019; (2) a late Form 4 was filed for Mr. Lee on February 16, 2018; and (3) a late Form 4 was filed for Mr. Swaroop on July 6, 2018.

Available Information

Proofpoint will mail without charge, upon written request, a copy of Proofpoint’s annual report on Form 10-K for the year ended December 31, 2018, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Proofpoint, Inc.

892 Ross Drive

Sunnyvale, California 94089

Attn: Investor Relations

(408) 517-4710

The Annual Report is also available at http://investors.proofpoint.com.

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Proofpoint stockholders will be “householding” our annual report and proxy materials. A single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Proofpoint will promptly deliver a proxy statement, proxy card, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy statement, proxy card, annual report and other proxy materials, you may write Proofpoint’s Investor Relations department at 892 Ross Drive, Sunnyvale, California 94089, Attn: Investor Relations, or at https://investors.proofpoint.com/investors/resources/contact-investor-relations/default.aspx .

Any stockholders who share the same address and currently receive multiple copies of Proofpoint’s annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Proofpoint’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNEX   A

PROOFPOINT, INC.

AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

AS ADOPTED APRIL 10, 2019

1.PURPOSE.  The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards.  Capitalized terms not defined elsewhere in the text are defined in Section 28.

2.SHARES SUBJECT TO THE PLAN.

2.1Number of Shares Available.  Subject to Sections 2.5 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 3,050,951 Shares, plus (i) any reserved shares not issued or subject to outstanding grants under the Company’s 2002 Stock Option/Stock Issuance Plan (the “Prior Plan”) on the Effective Date (as defined below), (ii) shares that are subject to stock options granted under the Prior Plan that cease to be subject to such stock options after the Effective Date, (iii) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited and (iv) shares issued under the Prior Plan that are repurchased by the Company at or below the original issue price.

2.2 Lapsed, Returned Awards.  Shares subject to Awards, and Shares issued under the Plan or the Prior Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares:  (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan or the Prior Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan or the Prior Plan that are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to Awards granted under this Plan or the Prior Plan that otherwise terminate without such Shares being issued. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.  Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3 Minimum Share Reserve.  At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4 Limitations.  No more than 25,000,000 (twenty-five million) Shares shall be issued pursuant to the exercise of ISOs.

2.5Adjustment of Shares.  If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and the number and class of Shares subject to outstanding Options and SARs, (c) the number and class of Shares subject to other outstanding Awards, (d) the maximum number and class of Shares that may be issued as ISOs set forth in Section 2.4, and (e) the maximum number and class of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3.ELIGIBILITY.  ISOs may be granted only to Employees.  All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Non-Employee Directors render bona fide Services not in connection with the offer and sale of securities in a capital-raising transaction.  No Participant will be eligible to receive more than 875,000 (eight hundred seventy-five thousand) Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or of a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of 1,750,000 (one million seven hundred and fifty thousand) Shares in the calendar year in which they commence their employment.

4.	ADMINISTRATION.

4.1Committee Composition; Authority.  This Plan will be administered by the Committee or by the Board acting as the Committee.  Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors.  The Committee will have the authority to:

(a).construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b).prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c).select persons to receive Awards;

(d).determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine, in each case subject to Section 4.2 and Section 4.3;

(e).determine the number of Shares subject to an Award or other consideration subject to Awards;

(f).determine the Fair Market Value in good faith, if necessary;

(g).correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(h).determine whether an Award has been earned;

(i).reduce or waive any criteria with respect to Performance Factors;

(j).adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships; and

(k).make all other determinations necessary or advisable for the administration of this Plan.

4.2Minimum Vesting Limitations.  All Awards granted under the Plan shall have a minimum vesting period of one-year measured from the date of grant (except that in the case of equity Awards granted to Non-Employee Directors pursuant to Section 12, the minimum vesting requirement set forth herein shall be deemed to mean the period beginning on each regular annual meeting of the stockholders and ending on the date of the next regular annual meeting of stockholders that is within 50 weeks of such meeting); provided that (i) Awards covering up to 5% of the Shares available for grant pursuant to the Plan may be granted or modified without regard to such minimum vesting provisions; (ii) nothing in this Plan to the contrary shall limit the ability of the Committee to provide for the grant of fully-vested Awards in respect of achievement pursuant to the Company’s short-term incentive bonus programs or other achievement awards for continuing Employees , other than executive officers; and (iii) to the extent consistent with any policy adopted by the Board pursuant to Section 12, fully-vested Awards may be granted to Non-Employee Directors who elect to receive equity in lieu of cash fees for services rendered as a director.

4.3No Discretionary Acceleration of Vesting.  The Committee shall not have discretion to provide for the acceleration of the vesting of any Award other than to the extent set forth in Section 21, or upon certain Corporate Transactions or upon Participant’s Termination of Service upon death, or Disability.

4.4Committee Interpretation and Discretion.  Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan.  Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.  The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant

4.5Section 16 of the Exchange Act.  Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

4.6Documentation.  The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.7Foreign Award Recipients.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to:  (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals.  Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.OPTIONS.  The Committee may grant Options to eligible Employees, Consultants, Directors of the Company or any Parent or Subsidiary of the Company and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following:

5.1Option Grant.  Each Option granted under this Plan will identify the Option as an ISO or an NSO.  An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any.  Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date.  The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3Exercise Period.  Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted.  The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.  Payment for the Shares purchased must be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.  The Exercise Price of a NSO may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

5.5Method of Exercise.  Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.  An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6Termination of Service.  The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a).If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.

(b).If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c).If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (with any exercise beyond (a) three (3) months after the date Participant’s Service terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the date Participant’s Service terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.

(d).Unless determined otherwise by the Committee or as may otherwise be set forth in a Participant’s Award Agreement, if the Participant’s Service terminates for Cause, then Participant’s Options (whether vested or unvested) shall expire on the date Participant’s Service terminates for Cause, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options.  Unless otherwise provided in the Award Agreement, Cause will have the meaning as set forth in the Plan.

5.7Limitations on Exercise.  The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8Limitations on ISOs.  With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.  In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9Modification, Extension or Renewal.  Subject to Section 18, the Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted.  Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.10 No Disqualification.  Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.	RESTRICTED STOCK AWARDS.

6.1Awards of Restricted Stock.  A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director of the Company or any Parent or Subsidiary of the Company Shares that are subject to restrictions (“Restricted Stock”).  The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2Restricted Stock Purchase Agreement.  All purchases under a Restricted Stock Award will be evidenced by an Award Agreement.  Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant.  If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3Purchase Price.  The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted.  Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.

6.4Terms of Restricted Stock Awards.  Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law.  These restrictions may be based on completion of a specified number of years of Service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement.  Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5Termination of Service.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).

7.STOCK BONUS AWARDS.

7.1Awards of Stock Bonuses.  A Stock Bonus Award is an award to an Employee, Consultant, or Director of the Company or any Parent or Subsidiary of the Company of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent or Subsidiary.  All Stock Bonus Awards shall be made pursuant to an Award Agreement.  No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2Terms of Stock Bonus Awards.  The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon.  These restrictions may be based upon completion of a specified number of years of Service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement.  Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.3Form of Payment to Participant.  Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.4Termination of Service.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

8.STOCK APPRECIATION RIGHTS.

8.1Awards of SARs.  A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, Director of the Company or any Parent or Subsidiary of the Company that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement).  All SARs shall be made pursuant to an Award Agreement.

8.2Terms of SARs.  The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR.  The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value.  A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any.  Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.3Exercise Period and Expiration Date.  A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR.  The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted.  The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).  Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4Form of Settlement.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.  The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

8.5Termination of Service.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

9.RESTRICTED STOCK UNITS.

9.1Awards of Restricted Stock Units.  A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director of the Company or any Parent or Subsidiary of the Company covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock).  All RSUs shall be made pursuant to an Award Agreement.

9.2Terms of RSUs.  The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s termination of Service on each RSU.  An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement.  If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU.  Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.3Form and Timing of Settlement.  Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both.  The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

9.4Termination of Service.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

10.PERFORMANCE AWARDS.

10.1Performance Awards.  A Performance Award is an award to an eligible Employee, Consultant, or Director of the Company or any Parent or Subsidiary of the Company of a cash bonus or an award of Performance Shares denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock).  Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.2Terms of Performance Shares.  The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award.  In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares.  Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned.  Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.  No Participant will be eligible to receive more than $10,000,000 in Performance Awards in any calendar year under this Plan.

10.3Value, Earning and Timing of Performance Shares.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.  After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

10.4Termination of Service.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).

11.PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a).by cancellation of indebtedness of the Company to the Participant;

(b).by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c).by waiver of compensation due or accrued to the Participant for Services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d).by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e).by any combination of the foregoing; or

(f).by any other method of payment as is permitted by applicable law.

12.GRANTS TO NON-EMPLOYEE DIRECTORS.

12.1Types of Awards.  Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs.  Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

12.2Eligibility.  Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors.  A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.3Vesting, Exercisability and Settlement.  Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board.  With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

13.WITHHOLDING TAXES.

13.1Withholding Generally.  Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements prior to the delivery of Shares pursuant to exercise or settlement of any Award.  Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements.

13.2Stock Withholding.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value up to the maximum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14.TRANSFERABILITY.  Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.  If the Committee makes an Award transferable, such Award will contain such additional terms and conditions as the Committee deems appropriate.  All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees.

15.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1Voting and Dividends.  No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant.  After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any cash or new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will not be paid unless and until the underlying Shares vest.  The value of any such dividends or distributions payable with respect to Shares that do not vest shall be forfeited.

15.2Restrictions on Shares.  At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16.CERTIFICATES.  All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17.ESCROW; PLEDGE OF SHARES.  To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.  Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral.  In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve.  The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18.NO REPRICING; EXCHANGE OR BUYOUT OF AWARDS. The Committee may not, without prior stockholder approval, (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARS,  (ii) cancel any previously granted outstanding Option or SAR in exchange for another Option or SAR with a lower exercise price; or (iii) cancel any previously granted stock Option or SAR in exchange for cash or another award if the exercise price of the stock option or SAR exceeds the fair market value of a Share on the date of such cancellation.

19.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance.  Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable.  The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20.NO OBLIGATION TO EMPLOY.  Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

21.CORPORATE TRANSACTIONS.

21.1Assumption or Replacement of Awards by Successor.  In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants.  In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards).  The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.  The Board shall have full power and authority to structure one or more outstanding Awards under the Plan so that those Awards shall vest and become exercisable on an accelerated basis for all or a portion of the shares of Common Stock at the time subject to those Awards, should the Participant’s Service subsequently terminate by reason of an Involuntary Termination in connection with, or within a designated period of the effective date of, a Corporate Transaction.  In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, each Award that has not already terminated in accordance with the Plan or the applicable Award Agreement shall have the vesting thereunder automatically accelerate immediately prior to the effective date of the Corporate Transaction as to the portion of the shares that would have vested under such Award as if an Involuntary Termination had occurred on the day following the effective date of the Corporate Transaction, and each of those particular Awards will also become exercisable for all of the shares of Common Stock subject to the accelerated portion of such Award and may be exercised for any or all of those accelerated shares as fully vested shares of Common Stock prior to the consummation of the Corporate Transaction.  In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period.  Awards need not be treated similarly in a Corporate Transaction.

21.2Assumption of Awards by the Company.  The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan.  Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant.  In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code).  In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.

21.3Non-Employee Directors’ Awards.  Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22.ADOPTION AND STOCKHOLDER APPROVAL.  This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23.TERM OF PLAN/GOVERNING LAW.  Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the later of (a) the Effective Date or (b) the date the Board adopted the most recent increase in the number of shares of Common Stock available under Section 2 which was approved by the Company’s stockholders. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

24.AMENDMENT OR TERMINATION OF PLAN.  The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25.NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.INSIDER TRADING POLICY.  Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27.ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY.  All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28.DEFINITIONS.  As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Board” means the Board of Directors of the Company.

“Cause” means, except as otherwise provided in a Participant’s employment agreement or award Agreement, the Participant’s termination of Service because of (a) any willful, material violation by the Participant of any law or regulation applicable to the business of the Company or a Parent or Subsidiary of the Company, the Participant’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, (b) the Participant’s commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (c) any material breach by the Participant of any provision of any agreement or understanding between the Company or any Parent or Subsidiary of the Company and the Participant regarding the terms of the Participant’s Service as an employee, officer, director or consultant to the Company or a Parent or Subsidiary of the Company, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an employee, officer, director or consultant of the Company or a Parent or Subsidiary of the Company, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Parent or Subsidiary of the Company and the Participant, (d) Participant’s disregard of the policies of the Company or any Parent or Subsidiary of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company or a Parent or Subsidiary of the Company, (e) any other misconduct by the Participant which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or a Parent or Subsidiary of the Company; or (f) Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested his/her cooperation.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” means the common stock of the Company.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Proofpoint, Inc. or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render Services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided, however, that except with respect to Awards granted as ISOs, the Committee in its discretion may determine whether a total and permanent disability exists in accordance with non-discriminatory and uniform standards adopted by the Committee from time to time, whether temporary or permanent, partial or total, as determined by the Committee.

“Effective Date” means the day immediately prior to the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement that is declared effective by the SEC.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither Service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

 “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a).if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b).if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(c).in the case of an Option or SAR grant made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

(d).if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Involuntary Termination” means the termination of the Service of any Participant which occurs by reason of: (a) such Participant’s involuntary dismissal or discharge by the Company for reasons other than Cause, or (b) such Participant’s voluntary resignation following (i) a change in Participant’s position with the Company which materially reduces the Participant’s duties and responsibilities or the level of management to which Participant reports, (ii) a reduction in Participant’s level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (ii) a relocation of such Participant’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the Participant’s consent.

“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who holds an Award under this Plan.

“Performance Award” means cash or “Performance Shares” granted pursuant to Section 10 or Section 12 of the Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures (whether or not in comparison to other peer companies), either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a)           Profit Before Tax;

(b)           Billings;

(c)           Revenue;

(d)           Net revenue and/or net revenue growth;

(e)           Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

(f)            Operating income and/or operating income growth;

(g)           Operating cash flow return on income;

(h)           Adjusted operating cash flow return on income;

(i)            Operating margin;

(j)            Operating profit;

(k)           Controllable operating profit, or net operating profit;

(l)            Net Profit;

(m)          Gross margin;

(n)           Operating expenses or operating expenses as a percentage of revenue;

(o)           Net income and/or net income growth;

(p)           Earnings per share and/or earnings per share growth;

(q)           Total stockholder return and/or total stockholder return growth;

(r)            Market share;

(s)            Return on assets or net assets;

(t)            The Company’s stock price;

(u)           Growth in stockholder value relative to a pre-determined index;

(v)           Return on equity;

(w)          Return on invested capital;

(x)           Cash Flow (including free cash flow or operating cash flows)

(y)           Cash conversion cycle;

(z)           Economic value added;

(aa)         Individual confidential business objectives;

(bb)         Contract awards or backlog;

(cc)         Overhead or other expense reduction;

(dd)         Credit rating;

(ee)         Strategic plan development and implementation;

(ff)          Succession plan development and implementation;

(gg)         Improvement in workforce diversity;

(hh)         Customer indicators;

(ii)           New product invention or innovation;

(jj)           Attainment of research and development milestones;

(kk)         Improvements in productivity;

(ll)           Bookings;

(mm)      Attainment of objective operating goals and employee metrics;

(nn)         Debt or debt-to-equity;

(oo)         Liquidity;

(pp)         Intellectual property (e.g., patents)/product development;

(qq)         Profit margin;

(rr)           Control of expenses;

(ss)          Cost of goods sold; and

(tt)           Any other factor the Committee so designates.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of Service determined by the Committee, not to exceed five (5) years, during which years of Service or performance is to be measured for the Award.

“Plan” means this Proofpoint, Inc. 2012 Equity Incentive Plan, as amended and restated.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Service” shall mean Service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent or Subsidiary of the Company, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement.  An Employee will not be deemed to have ceased to provide Service in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing.  In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement.  The

Committee will have sole discretion to determine whether a Participant has ceased to provide Services and the effective date on which the Participant ceased to provide Services.

“Shares” means shares of the Company’s Common Stock and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

VOTE BY INTERNET   Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery  of information up until 11:59 P.M. Eastern Time the day before the cut-off date  or meeting date. Have your proxy card in hand when you access the web site  and follow the instructions to obtain your records and to create an electronic  voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/PFPT2019  You may attend the Meeting via the Internet and vote during the Meeting. Have  the information that is printed in the box marked by the arrow available and  follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have  your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  PROOFPOINT, INC.  892 ROSS DRIVE  SUNNYVALE, CA 94089  E57048-P17491  PROOFPOINT, INC.  The Board of Directors recommends you vote  FOR the following:  1. To elect three Class I directors of Proofpoint, Inc. to serve  until the third annual meeting of stockholders following  this meeting and until his successor has been elected and  qualified or until his earlier resignation or removal.  Against  For   Abstain   Nominees:  !  !  !   1a. Scott Herren  1 Year  3 Years  2 Years  Abstain  The Board of Directors recommends you vote 1 Year on the following proposal:  !  !  !  !  !  !  !  4. To recommend, on a non-binding advisory basis,  the frequency of future stockholder advisory  votes to approve the compensation of our named  executive officers.   1b. Michael Johnson  !  !  !   1c. Richard Wallace  For   Against  Abstain  For   Against  Abstain  The Board of Directors recommends you vote FOR the  following proposals:  The Board of Directors recommends you vote FOR the  following proposal:  !  !  !  !  !  !  2. To approve an amendment to our 2012 Equity Incentive  Plan to increase the number of shares of stock authorized  for issuance thereunder and to make certain other changes  to the plan.  5. To ratify the appointment of PricewaterhouseCoopers LLP  as our independent registered public accounting firm for  the fiscal year ending December 31, 2019.  NOTE: Such other business as may properly come before the  meeting or any adjournment thereof.  !  !  !  3. To approve, on a non-binding advisory basis, the  compensation of our named executive officers.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,  administrator, or other fiduciary, please give full title as such. Joint owners should each sign  personally. All holders must sign. If a corporation or partnership, please sign in full corporate  or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.  E57049-P17491  PROOFPOINT, INC.  Annual Meeting of Stockholders  June 6, 2019 11:00 AM  This proxy is solicited by the Board of Directors  The stockholder(s) hereby appoint(s) Gary Steele, Paul Auvil and Michael Yang, or any of them, as proxies, each with the power  to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot,  all of the shares of Common Stock of PROOFPOINT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of  Stockholders to be held at 11:00 AM, PDT on June 6, 2019, via the Internet at www.virtualshareholdermeeting.com/PFPT2019 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein.  If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side PROOFPOINT, INC. 892 ROSS DRIVE SUNNYVALE, CA 94089 VOTE BY INTERNET Before The Meeting.- Go to www.proxyvote.com  Use the Internet to transmit your voting instruction and for electronic delivery  of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PFPT2018  You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing,  c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E37160-P03760 KEEPTHIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PROOFPOINT, INC. The Board of Directors recommends you vote FOR the following: 1. To elect three Class III directors of Proofpoint, Inc. to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal. Nominees: 01) Dana Evan 02) Kristen Gil 03) Gary Steele For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.  NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. E37161-P03760  RPOOFPOINT, INC. Annual Meeting of Stockholders May 30, 2018 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Gary Steele, Paul Auvil and Michael Yang, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROOFPOINT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on May 30, 2018, via the Internet at www.virtualshareholdermeeting.com/PFPT2018 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side